Exhibit 10.1

Execution Copy

SHARE ACQUISITION AGREEMENT

among

BANK7 CORP.
Oklahoma City, Oklahoma

and

WATONGA BANCSHARES, INC.
Watonga, Oklahoma

and

CORNERSTONE BANK
Watonga, Oklahoma

and

RANDY BARRETT
Solely in his capacity as Representative

SHARE ACQUISITION AGREEMENT

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BSVN		26
5.1	Organization, Standing and Authority	26
5.2	Authorized and Effective Agreement; Consents and Approvals.	26
5.3	Legal Proceedings.	27
5.4	BSVN Financial Statements.	27
5.5	Compliance Matters.	28
5.6	Financial Resources.	28
5.7	Brokers and Finders	28
5.8	Disclosures	28

ARTICLE VI. COVENANTS		28
6.1	Commercially Reasonable Efforts.	28
6.2	Consents.	29
6.3	Investigation and Confidentiality	29
6.4	Press Releases.	29
6.5	Business of WBI and the Bank; Terminating Employee Plans.	30
6.6	Shareholder Approval.	34
6.7	No Solicitation	34
6.8	Indemnification; Insurance	34
6.9	Regulatory Approvals.	35
6.10	Disclosure Supplements	36
6.11	Failure to Fulfill Conditions	36
6.12	Employee Matters	36
6.13	Environmental Assessments.	36
6.14	Conforming Accounting Adjustments	37
6.15	Termination of Retirement & Employee Savings Plans.	37
6.16	Salary Continuation Agreements. Bank shall:	38
6.17	Bank-Owned Life Insurance	38
6.18	Purchase or Terminate Insurance Policies	38

ARTICLE VII. CONDITIONS PRECEDENT		38
7.1	Conditions Precedent – All Parties	38
7.2	Conditions Precedent – The Bank	39
7.3	Conditions Precedent – BSVN	39

ARTICLE VIII. TERMINATION, WAIVER AND AMENDMENT		40
8.1	Termination	40
8.2	Effect of Termination.	41
8.3	Survival of Representations, Warranties and Covenants.	41
8.4	Waiver	41
8.5	Amendment or Supplement.	41

ARTICLE IX. INDEMNIFICATION		41
9.1	Indemnification.	41
9.2	Limitations on Amount of Indemnification.	42
9.3	Indemnification Procedures	42
9.4	Treatment of Indemnification Payments	43
9.5	Exclusive Remedies	43

ii

ARTICLE X. MISCELLANEOUS		44
10.1	Appointment of Representative	44
10.2	Expenses	44
10.3	Entire Agreement	44
10.4	Assignment; Successors; Third-Party Beneficiaries	44
10.5	Specific Performance; Remedies Not Exclusive	45
10.6	Attorneys’ Fees	45
10.7	Notices	45
10.8	Counterparts	46
10.9	Alternative Structure	46
10.10	Governing Law	46
10.11	Further Assurances	46

Schedule I	Schedule of Required WBI or Bank Payments

Exhibit A	Form of Certificate of Share Acquisition
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Shareholder Voting Agreement
Exhibit E	Form of Dissolution Certificate
Exhibit F	Form of Bank Merger Agreement

iii

SHARE ACQUISITION AGREEMENT

THIS SHARE ACQUISITION AGREEMENT (this “Agreement”) is executed and delivered on this 6th day of October, 2021, by and between Bank7 Corp., an Oklahoma corporation having its head office in Oklahoma City, Oklahoma (“BSVN”), Watonga Bancshares, Inc., an Oklahoma corporation (“WBI”), Cornerstone Bank, Watonga, Oklahoma, an Oklahoma banking corporation (the “Bank”), and Randy Barrett, solely in his capacity as the Representative (as defined below).

W I T N E S S E T H:

WHEREAS, WBI is a registered bank holding company which owns and controls all (100%) of the issued and outstanding shares of stock of the Bank, and BSVN is a registered bank holding company which is publicly traded on the Nasdaq exchange and which holds all (100%) of the issued and outstanding shares of stock of Bank7, Oklahoma City, Oklahoma, an Oklahoma banking corporation (“Bank7”); and

WHEREAS, the Boards of Directors of BSVN, WBI and the Bank have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the share acquisition transaction provided for herein in which BSVN will acquire all of the outstanding shares of WBI and thereby also acquire control of all of the outstanding shares of Bank (the “Share Acquisition”); and

WHEREAS, immediately following the Share Acquisition, BSVN desires to cause WBI to be dissolved as a corporation and liquidated into BSVN (the “Dissolution”), and further immediately following the Dissolution, the Bank to merge with and into Bank7 (the “Bank Merger”) in accordance with the Bank Merger Agreement (as defined below); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to BSVN’s willingness to enter into this Agreement, certain shareholders of WBI are concurrently entering into a Shareholder Voting Agreement with BSVN pursuant to which each such shareholder will agree to vote his or her shares of WBI Common Stock (as defined below) in favor of the Agreement and the Share Acquisition; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Share Acquisition and also to prescribe various conditions to the Share Acquisition.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties do hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1          Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Acquisition Consideration Per Share” shall mean an amount in cash equal to (i) the Initial Per Share Payment Amount, plus (ii) the right to receive a Pro Rata Portion of the amount of the Escrow Fund (as defined below) remaining following the termination of the Escrow Fund in accordance with the terms thereof, plus (iii) the right to receive a Pro Rata Portion of the Representative Reserve Fund remaining following the termination of the Escrow Fund in accordance with the terms of the Escrow Agreement (as defined below).

“Affiliate” shall mean any person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a referenced person or entity.

“Aggregate Acquisition Consideration” shall mean an amount equal to (i) the dollar amount of WBI Equity Capital, minus (ii) the Dissenting Shares Equity Capital, plus (iii) a premium fixed in the amount of $9,250,000, minus (iv) any goodwill or other intangible assets of Bank or WBI, minus (iv) the amount of WBI Transaction Expenses.

“Agreement” shall mean this Share Acquisition Agreement, as amended, supplemented or otherwise modified.

“Allowance” shall mean the allowance for loan and lease losses of the Bank.

“Audits” shall have the meaning set forth in Section 4.9.

“Bank” shall have the meaning set forth in the preamble to this Agreement.

“Bank Common Stock” shall have the meaning set forth in Section 4.1(b).

“Bank Employee Plans” shall have the meaning set forth in Section 4.12(a).

“Bank Financial Statements” shall mean the Bank’s (i) Consolidated Reports of Condition and Income for the year ended December 31, 2020, together with the related schedules thereto (as amended), (ii) Consolidated Report of Income and Condition for the six months ended June 30, 2021, together with the related schedules thereto (as amended), and (iii) the “Bank Additional Call Report” as described in Section 6.5(e).

“Bank Merger” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger Agreement” shall have the meaning set forth in Section 2.9(b).

“Bank Regulator” shall mean any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or other Governmental Entity having supervisory or regulatory authority with respect to WBI or the Bank.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Oklahoma City, Oklahoma are authorized or required by law to close.

“BSVN” shall have the meaning set forth in the preamble to this Agreement. “BSVN FR Y-9 Report” shall have the meaning set forth in Section 5.4.

“BSVN Representatives” shall mean Tom Travis, having an email address of t.travis@bank7.com and a telephone number of (405) 810-8600, and J.T. Phillips, having an email address of j.phillips@bank7.com and a telephone number of (405) 810-8600.

“Certificate of Share Acquisition” shall mean a Certificate of Share Acquisition substantially in the form attached hereto as Exhibit A.

“Closing” shall have the meaning set forth in Section 2.2. “Closing Date” shall mean the date of the Closing.

“Closing Financial Certificate” shall have the meaning set forth in Section 2.5(a)(iii).

“Code” shall mean the Internal Revenue Code of 1986, as amended. “Confidentiality Agreement” shall have the meaning set forth in Section 6.3(b). “Damages” shall have the meaning set forth in Section 9.1(a).

“Disclosure Schedules” means the written schedules prepared by WBI and the Bank, which schedules include the information specified in this Agreement and exceptions to the representations and warranties of WBI and the Bank, each of which is incorporated herein by reference as if a part hereof.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.

“Dissenting Shares Equity Capital” means the total number of Dissenting Shares times the WBI Per Share Equity Amount;

“Dissolution” shall have the meaning set forth in the preamble to this Agreement. “Effective Date” means the date on which the Effective Time occurs.

“Effective Time” shall have the meaning set forth in Section 2.1.

“Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 as amended.

“Escrow Agreement” shall mean the Escrow Agreement by and between the Representative, BSVN and The Bankers Bank (or such substitute agreeable to the parties), as escrow agent, substantially in the form attached hereto as Exhibit B.

“Escrow Funds” shall have the meaning set forth in Section 2.6.

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

“FRB” shall mean, as applicable, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank having jurisdiction and acting pursuant to delegated authority.

“GAAP” means  United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Party” shall have the meaning set forth in Section 9.3(a). “Indemnifying Party” shall have the meaning set forth in Section 9.3(a). “Indemnitee Parties” shall have the meaning set forth in Section 6.8(a).

“Indemnitor Party” shall have the meaning set forth in Section 6.8(a).

“Initial Per Share Payment Amount” shall mean (i) the sum of (A) the Aggregate Acquisition Consideration less (B) the amount of the Escrow Funds (C) less the amount of the Representative Reserve Fund, divided by (ii) the number of WBI Acquisition Shares (as defined below) at the Effective Time.

“Investment Securities” shall mean WBI and the Bank’s U.S. government and agency securities, securities issued by states and political subdivisions, mortgage-backed securities, and any other debt securities held by WBI or the Bank.

“Knowledge of the Bank” shall mean information that is actually known, or reasonably should have been known, to Randy Barrett, Judy Felder, Greg France or Danny Lawson.

“Material Adverse Effect” shall mean any effect that is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), results of operations, business, assets, liabilities, properties, or operation of WBI or the Bank including deposits of the Bank (excluding United States of America federal, state and local government deposits) being less as of the Closing Date than they were as of June 30, 2021 by $10,000,000 or more, regardless of the cause, or materially impairs the ability of WBI or the Bank to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Notwithstanding any provision of this Agreement to the contrary, “Material Adverse Effect” shall not be deemed to include (i) changes in banking or similar laws of general applicability, (ii) changes in GAAP or regulatory accounting principles both issued publicly and becoming effective, after the date of this Agreement, (iii) actions or omissions of a party taken with a prior informed written consent of the other party in contemplation of the transactions contemplated by this Agreement, (iv) changes in general economic or market conditions in the banking industry, (v) changes in general levels of interest rates, or (vi) other events or changes affecting the banking industry as a whole except to the extent that such events or changes affect WBI or the Bank to a significantly greater degree than similar-sized bank holding companies or banks.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

“OGCA” shall mean the Oklahoma General Corporation Act, as amended. “Ordinary course of business” whether capitalized or not, shall mean the customary meaning of the term and further shall include currently accepted standards of safe and sound banking practices and shall exclude currently accepted standards of unsafe and unsound banking practices, in each case for bank holding companies or banks similar in size and similarly situated to WBI or the Bank, respectively.

“OSBD” shall mean the Oklahoma State Banking Department.

“Past practices” whether capitalized or not, shall mean practices that are in material compliance with the requirements of applicable laws, regulations, published regulatory guidance, and accounting standards, that are consistent with recognized safe and sound banking practices, and that are not contrary, in any material respect, to Bank policy or procedure.

“Paying Agent” shall have the meaning set forth in Section 3.3(a).

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as defined under the Securities Exchange Act of 1934).

“Pro Rata Portion” shall mean a fraction, expressed as a percentage, the numerator of which shall be the number of shares of WBI Acquisition Shares owned of record at the Effective Time by the shareholder for which the Pro Rata Portion is being determined and the denominator of which shall be the number of WBI Acquisition Shares at the Effective Time.

“PTO” shall mean paid time off for employees of the Bank.

“Representative” shall have the meaning set forth in Section 10.1.

“Representative Expenses” shall have the meaning set forth in Section 2.7.

“Representative Reserve Fund” shall have the meaning set forth in Section 2.7.

“Restrictive Covenant Agreement” shall mean the Restrictive Covenant Agreement being executed by and between BSVN and each of the individuals identified and listed in Section 7.3(e) in conjunction with the execution and delivery of this Agreement (but effective as of the Closing), each in substantially the form attached hereto as Exhibit C.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

“Salary Continuation Agreement” shall mean an agreement between the Bank and a Salary Continuation Executive providing for payments to the Salary Continuation Executive upon certain specified circumstances in the Agreement

“Salary Continuation Executives” shall mean the following executive officers of Cornerstone with which the Bank has a Salary Continuation Agreement in effect: Danny Lawson, Greg France, Judy Felder, Lynn Barrett, and David Ennen.

“Share Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Shareholder Voting Agreement” shall mean the Shareholder Voting Agreement being executed by certain shareholders of WBI in conjunction with the execution and delivery of this Agreement, each in substantially the form attached hereto as Exhibit D.

“Subsidiary” shall mean a corporation or other entity the voting securities of which are owned or otherwise controlled, directly or indirectly, by another entity in an amount sufficient to elect at least a majority of the Board of Directors or other governing body of such entity.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority with respect to Taxes, including, without limitation and where permitted or required, combined or consolidated returns for any group of entities that includes WBI and/or the Bank.

“Taxes” means all federal, state, local or foreign taxes, fees and other charges, however denominated, including, without limitation, income, sales and use, excise, franchise, real and personal property, gross receipts, alternative minimum, intangible, license, transfer or payroll tax or charge imposed by any taxing authority, including, without limitation, any interest, penalties or additions to tax in respect of the foregoing.

“Transaction Documents” shall mean this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party hereto pursuant to this Agreement or any of the foregoing.

“Vendor Contracts” shall mean those contracts set forth on Schedule 1.1.

“Vendor Contract Liabilities” shall mean the total dollar amount of all termination, cancellation or de-conversion fees or costs related to the termination, cancelation or de-conversion of any Vendor Contracts.

“WBI” shall have the meaning set forth in the preamble to this Agreement.

“WBI Acquisition Shares” shall mean the WBI Common Stock excluding Dissenting Shares.

“WBI Certificates” shall have the meaning set forth in Section 3.3(a).

“WBI Common Stock” shall mean the common stock of WBI issued and outstanding to WBI shareholders immediately prior to Closing;

“WBI Equity Capital” shall have the same meaning as and be calculated in accordance with the requirements for calculating “Total equity capital,” for “Schedule SC – Balance Sheet” of WBI’s “FR Y-9SP Parent Company Only Financial Statement,” provided such shall be calculated for WBI as of the end of the month immediately preceding the Closing rather than as of the period customary for calculation of such FR Y-9SP, and any amounts to be included in accordance with Sections 6.15, 6.16, 6.17 and 6.18;

“WBI Financial Statements” shall mean (i) the parent company financial statements of WBI as filed on Form FR Y-9SP for the twelve-month period ended December 31, 2020, together with the memoranda items and notes thereto (as amended), (ii) the parent company financial statements of WBI as filed on Form FR Y-9SP for the six-month period ended June 30, 2021, together with the memoranda items and notes thereto (as amended).

“WBI Per Share Equity Amount” shall mean the dollar amount of the WBI Equity Capital divided by the number of shares of WBI Common Stock;

“WBI Transaction Expenses” shall mean (i) all costs and expenses incurred by WBI or Bank in connection with the transactions contemplated by this Agreement, including (A) fees and expenses of brokers and advisers, financial consultants, accountants, attorneys and other professionals providing services to WBI or Bank in connection with the transactions provided for by this Agreement, (B) Vendor Contract Liabilities, (C) 100% of the cost of insurance required to be purchased by WBI or Bank pursuant to Section 6.8(c), and (D) the termination of any retirement plan or employee savings plan contemplated by Section 6.15(b), in each case that have not been paid and expensed or accrued prior to the end of the month immediately preceding the Closing, and (ii) an estimate, based on an estimate WBI and/or the Bank obtains from its brokers and advisers, financial consultants, accountants and counsel, of the remaining fees WBI and Bank anticipate will be incurred by them through the Closing Date to the extent such remaining fees have not been paid and expensed or accrued prior to the end of the month immediately preceding the Closing.

1.2       Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3        Other Definitional Provisions.

(a)         Unless expressly provided otherwise, all references in this Agreement to Articles, Sections, subsections and other subdivisions refer to corresponding Articles, Sections, subsections and other subdivisions of this Agreement. Exhibits referred to herein are attached hereto and by this reference made a part hereof.

(b)         Titles appearing at the beginning of any of such subdivisions are for convenience only, shall not constitute part of any such subdivision and shall be disregarded in construing the language contained in such subdivisions.

(c)        The words “this Agreement,” “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)          The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e)         The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter.

(f)          The terms “dollars” and “$” shall mean United States Dollars.

(g)       Unless otherwise expressly provided herein, references to any law, statute, code, ordinance, rule, regulation or treaty or to any contract, lease, agreement, covenant, indenture, note, security, instrument, arrangement, commitment or any other binding written understanding that is defined or referred to herein means such document as from time to time amended, modified or supplemented, including (if applicable) by waiver or consent or by succession of comparable successor laws, statutes, codes, ordinances, rules, regulations or treaties and any reference in this Agreement to any such law, statute, code, ordinance or treaty shall be deemed to include any rules and regulations promulgated thereunder.

ARTICLE II.
THE SHARE ACQUISITION

2.1        Effective Time of the Share Acquisition. Upon the terms and subject to the conditions of this Agreement, a Certificate of Share Acquisition shall be duly prepared, executed by BSVN and thereafter delivered to the Oklahoma Secretary of State for filing, as provided in the OGCA, on or prior to the Closing Date. The Share Acquisition shall become effective upon the filing of the Certificate of Share Acquisition with the Oklahoma Secretary of State or at such date and time thereafter as is provided in the Certificate of Share Acquisition (the “Effective Time”).

2.2        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place at such time and place as BSVN and WBI may mutually agree within five Business Days following the satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of certificates and other instruments and documents to be delivered at the Closing); provided, if the foregoing would result in the Closing occurring within the first five days of a calendar month, the Closing shall occur on the first Business Day following the fifth day of such calendar month. Notwithstanding the foregoing, unless waived by WBI, in no event shall the Closing occur after the 15th day of a calendar month.

2.3         Effect of the Share Acquisition. At the Effective Time, BSVN shall become the owner of all of the issued and outstanding capital stock of WBI, and WBI as the owner of all issued and outstanding capital stock of the Bank, shall become a wholly-owned subsidiary of BSVN, all without any further action on the part of WBI or BSVN, or any of their respective shareholders. The shareholders of WBI shall thereupon have no further rights in such shares which shall be automatically converted into the right to receive the consideration set forth herein.

2.4         Certificates of Incorporation and Bylaws. The respective certificates of incorporation of WBI and BSVN, as in effect immediately prior to the Effective Time, shall remain in effect thereafter, unless and until amended as provided by applicable law. In addition, the respective bylaws of WBI and BSVN, as in effect immediately prior to the Effective Time, shall remain in effect thereafter, unless and until amended or repealed as provided by the bylaws, the respective certificates of incorporation and applicable law.

2.5         Deliveries at Closing.

(a)          At the Closing, the WBI and Bank, as applicable, shall deliver, or cause to be delivered, to BSVN:

(i)          counterpart signature pages to each of the Transaction Documents (other than this Agreement, the Shareholder Voting Agreements and the Restrictive Covenant Agreements) to which WBI, the Bank, or any of its Affiliates are to be party that are to be executed at or prior to Closing;

(ii)         a certificate executed by the Chairman or President of WBI and a certificate signed by the Chairman or President of the Bank, in each case certifying as to the matters described in Section 7.3(c);

(iii)        a certificate (the “Closing Financial Certificate”) signed by the Chairman, President, Chief Financial Officer or Cashier, as applicable, of WBI and the Bank, certifying as to (A) the amount of WBI’s Equity Capital as of the end of the month immediately preceding the Closing, and (B) Bank’s Tier 1 Capital and Allowance as of the end of the month immediately preceding the Closing;

(iv)        a certificate signed by the Chairman, President, Executive Vice President or Chief Financial Officer of WBI and the Bank, certifying as to the total amount of WBI Transaction Expenses;

(v)          certified copies of the certificate of incorporation and bylaws of each of WBI and the Bank, together with all amendments thereto;

(vi)       a good standing certificate, dated no more than 10 Business Days prior to the Closing Date, issued by the Oklahoma Secretary of State, certifying as to the existence and good standing of each of WBI and the Bank in the State of Oklahoma;

(vii)      a certified copy of the resolutions of the Board of Directors of each of WBI and the Bank approving the adoption of this Agreement, approving the dissolution of WBI and the merger of Bank and Bank7, and authorizing the execution of this Agreement and the Certificate of Dissolution of WBI;

(viii)       a certified copy of the resolutions of the shareholders of each of WBI and the Bank approving the adoption of this Agreement and the Share Acquisition, the dissolution of WBI and merger of Bank and Bank7; and

(ix)        all other certificates, schedules, or other items required to be delivered to BSVN by WBI or the Bank or any of their respective Affiliates, shareholders, officers or directors pursuant to this Agreement or any other Transaction Document and not theretofore delivered.

(b)          At the Closing, BSVN shall deliver or cause to be delivered to WBI:

(i)           counterpart signature pages to each of the Transaction Documents (other than this Agreement, the Shareholder Voting Agreements and the Agreements) to which BSVN or any of its Affiliates is to be party that are to be executed at or prior to Closing;

(ii)          a certificate executed by the Chairman or President of BSVN certifying as to the matters described in Section 7.2(c);

(iii)       a good standing certificate, dated no more than 10 Business Days prior to the Closing Date, issued by the Oklahoma Secretary of State, certifying as to the existence and good standing of BSVN in the State of Oklahoma;

(iv)         certified copies of the resolutions of the Board of Directors of BSVN adopting this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the Share Acquisition and other transactions contemplated hereby; and

(v)        all other certificates, schedules, or other items required to be delivered by BSVN to the Bank or any of its Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered.

(c)         WBI and BSVN shall execute and deliver to each other all other instruments and assurances, and do all things, reasonably necessary and proper to effect the Share Acquisition and other transactions contemplated by this Agreement.

2.6       Escrow Funds. Contemporaneously with the effectiveness of the Share Acquisition, a portion of the Aggregate Acquisition Consideration (the “Escrow Funds”) in the amount of two hundred fifty thousand dollars ($250,000) shall be paid by BSVN to the Escrow Agent (as defined in the Escrow Agreement) for deposit in the Escrow Account (as defined in the Escrow Agreement), thereby creating the Escrow Fund (as defined in the Escrow Agreement). The Escrow Fund shall be available through the Escrow Claim Period (as defined in the Escrow Agreement) for any Escrow Claim (as defined in the Escrow Agreement). On the next Business Day immediately following the expiration of the Escrow Claim Period, and in accordance with the Escrow Agreement, any Escrow Fund balance not subject to any claim(s) of BSVN made during the Escrow Claim Period after reduction of any fees and expenses due to the Escrow Agent or the Representative, shall be allocated and paid to the former holders of the WBI Acquisition Shares pro rata basis based on their respective Pro Rata Portion by the Escrow Agent as further specified in the Escrow Agreement. The terms of the Escrow Fund are set out in the Escrow Agreement attached hereto as Exhibit B which is to be signed by the parties hereto and exchanged at closing (the final agreed upon Escrow Agreement may vary from the form based upon requirements of the Escrow Agent). All escrow fees charged by the Escrow Agent shall be borne equally, i.e., 50% thereof by WBI as part of WBI Transaction Expenses and 50% by BSVN.

2.7      Representative Reserve Fund. Contemporaneously with the effectiveness of the Share Acquisition, a portion of the Aggregate Acquisition Consideration in the amount of $20,000 (the “Representative Reserve Fund”) shall be paid by BSVN to the Representative for deposit in an account at the Bank thereby creating the Representative Reserve Fund. The Representative Reserve Fund shall be available through the expiration of the Escrow Claim Period to satisfy any costs and expenses the Representative incurs on behalf of the former holders of WBI Acquisition Shares under this Agreement (“Representative Expenses”) in connection with the Escrow Fund and any claims that might be asserted by BSVN under the Escrow Agreement. On the termination of the Escrow Agreement in accordance with the terms thereof, any Representative Reserve Fund balance not paid to satisfy any Representative Expenses shall be paid by the Representative to the former holders of the WBI Acquisition Shares in their respective Pro Rata Portion amounts.

2.8          Vendor Contract Liabilities. WBI or the Bank shall pay and expense or accrue prior to the end of the month immediately preceding the Closing all Vendor Contract Liabilities in connection with the Vendor Contracts listed by WBI on Schedule 1.1 to the extent that WBI is reasonably able to determine the amount of such Vendor Contract Liabilities prior to such date. If WBI is not reasonably able to determine the amount of any such Vendor Contract Liabilities prior to such date, but is reasonably able to determine the amount of any of such Vendor Contract Liabilities thereafter and on or before the Closing Date, such amount shall be included as WBI Transaction Expenses. WBI and the Bank hereby represent and warrant to BSVN, as of the date hereof and as of the Closing Date, that all Vendor Contracts to which WBI or the Bank is a party, are listed accurately on Schedule 1.1, and that copies of all documents that WBI or the Bank shall have delivered or made available to BSVN pursuant to this Section 2.8 are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

2.9       Dissolution of WBI and the Bank Merger.

(a)     Dissolution. Subject to obtaining all required regulatory and shareholder approvals, immediately following the Share Acquisition and contemporaneously with the Closing, WBI shall be dissolved in accordance with OGCA. The Dissolution shall have been approved by each of the boards of directors and by shareholders of WBI and BSVN, respectively, at the time of considering and approving this Agreement and the Share Acquisition. The Certificate of Dissolution required by OGCA shall be duly approved and executed by WBI as required by the OGCA to be effective and suitable for filing, and thereafter delivered to the Oklahoma Secretary of State by BSVN for filing, as provided in the OGCA, on or prior to the Closing Date. The Certificate of Dissolution shall provide that it shall become effective contemporaneously with or immediately following the Effective Time.

(b)         Bank Merger. Subject to obtaining all required regulatory and shareholder approvals, immediately following the Effective Time and concomitantly with the Dissolution, the Bank shall be merged with and into Bank7 pursuant to the terms of a bank merger agreement (the “Bank Merger Agreement”). The Bank Merger will be in accordance with the terms of the Bank Merger Agreement, applicable federal law and Oklahoma law. The Bank Merger shall have been approved by each of the boards of directors and by the sole shareholder of each of the Bank and Bank7, respectively, at the time of considering and approving this Agreement and the Share Acquisition. The Merger Certificate shall be duly approved and executed by the Bank and Bank7 as required by the OGCA to be effective and suitable for filing, and thereafter delivered to the Oklahoma Secretary of State by BSVN for filing, as provided in the OGCA, on or prior to the Closing Date. The Merger Certificate shall provide that it shall become effective contemporaneously with or immediately following the Dissolution.

2.10       Determination of Amounts. No less than three Business Days, but not more than 10 Business Days, prior to the Closing, WBI will prepare in consultation with, and deliver to, BSVN, the calculation of the WBI Equity Capital, and the estimated Aggregate Acquisition Consideration, and Initial Per Share Payment Amount as of the close of business on the last day of the month immediately preceding the Closing Date. Bank and WBI will permit BSVN and its advisors reasonable access to the books, records and other documents of WBI and the Bank pertaining to or used in connection with the preparation of the WBI Equity Capital, and the estimated Aggregate Acquisition Consideration, and Initial Per Share Payment Amount.

ARTICLE III.
EFFECT OF THE SHARE ACQUISITION ON CAPITAL STOCK;
SURRENDER OF CERTIFICATES

3.1        Effect on Capital Stock. Subject to the terms and conditions of this Agreement and pursuant to the provisions of Section 1091.1 of the Oklahoma General Corporation Act, at the Effective Time, without any action on the part of the holder of any share of WBI Common Stock:

(a)          each share of WBI Common Stock (other than Dissenting Shares) which is outstanding immediately prior to the Effective Time shall, by virtue of the Share Acquisition and without any further action, be converted into the right to receive the Acquisition Consideration Per Share in accordance with the provisions and procedures specified in Section 3.3, which shares are referred to as the “WBI Acquisition Shares”; and

(b)          any shares of WBI Common Stock held in the treasury of WBI shall, by virtue of the Share Acquisition and without any further action, be cancelled without the payment of any consideration therefor.

3.2         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of WBI Common Stock which are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted such shares in favor of the Share Acquisition and who shall have delivered to WBI a written demand for appraisal of such shares in the manner provided in Section 1091 of the OGCA (the “Dissenting Shares”) shall not be converted into the right to receive the Acquisition Consideration Per Share provided under Section 3.1(a) hereof, but instead, the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of the OGCA; provided, however, in the event a holder fails to perfect, withdraws or otherwise loses their right to appraisal and payment for their shares of WBI Common Stock pursuant to the applicable provisions of the OGCA, each Dissenting Share held by such holder shall then cease being a Dissenting Share and shall instead then be considered to be among the WBI Acquisition Shares, and shall be converted into and represent only the right to receive Acquisition Consideration Per Share.

3.3       Surrender of Certificates; Paying Agent.

(a)        Paying Agent. As of the Effective Time, BSVN shall deposit, or shall cause to be deposited, in a non-interest bearing account at BSVN’s wholly owned subsidiary bank, Bank7, (which, when acting in such capacity, is referred to herein as the “Paying Agent”), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of WBI Acquisition Shares (collectively, the “WBI Certificates”) for exchange in accordance with this Article III, an aggregate amount of cash equal to the product of the Initial Per Share Payment Amount times the number of shares of WBI Acquisition Shares acquired in the Share Acquisition. The payment procedures for the right to receive a Pro Rata Portion of (i) the amount of the Escrow Fund remaining following the termination of the Escrow Fund are set out in Section 2.6 and (ii) the amount of the Representative Reserve Fund remaining following the expiration of the Escrow Agreement are set out in Section 2.7.

(b)       Exchange Procedures.

(i)          At least 10 Business Days prior to the anticipated Closing Date, the Paying Agent shall mail or deliver to each holder of record of shares of WBI Acquisition Shares (i) a letter of transmittal (which shall specify that delivery shall be effected only upon delivery of WBI Certificates to the Paying Agent, and which shall be in such form and have such other provisions as WBI and BSVN reasonably specify) and (ii) instructions for use in effecting the surrender of WBI Certificates in exchange for the Initial Per Share Payment Amount. Upon surrender of a WBI Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, at the Closing the holder of such WBI Certificate shall be entitled to receive in exchange therefor not later than two Business Days following such surrender and delivery, an amount equal to (x) the Initial Per Share Payment Amount, times (y) the number of shares of WBI Acquisition Shares represented by the certificate(s) so surrendered pursuant to the provisions of this Article III (which amount shall be rounded to the nearest whole cent), and WBI Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each WBI Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Acquisition Consideration Per Share with respect to the shares of WBI Acquisition Shares represented by such WBI Certificate.

(ii)          Notwithstanding the payment procedures described in Section 3.3(b)(i) above, in the event that a holder of WBI Certificate surrenders such WBI Certificate and a properly executed letter of transmittal evidencing such holder’s election to surrender such shares pursuant to this Agreement, and such other documents as the Paying Agent may reasonably require, to the Paying Agent at least two Business Days prior to the Closing Date, then, immediately following the Closing, BSVN shall cause the Paying Agent to deliver to such holder an amount equal to the amount payable to such holder pursuant to Section 3.3(b)(i) by, at the option of such holder (i) delivery of a bank cashier’s check payable to such holder, or (ii) subject to the holder being entitled to receive not less than $50,000, by wire transfer of immediately available funds to an account designated by such holder.

(c)          No Further Ownership Rights in WBI Acquisition Shares. The Initial Per Share Payment Amount paid upon surrender of shares of WBI Acquisition Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of WBI Acquisition Shares, and there shall be no further registration of transfers on the stock transfer books of WBI of the shares of WBI Acquisition Shares which were outstanding immediately prior to the Effective Time and which were evidenced by WBI Certificates. If after the Effective Time WBI Certificates are presented to BSVN for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)         Lost or Stolen Certificate. In the event that any WBI Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue and pay the Initial Per Share Payment Amount to such shareholder in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 3.3(b)(i); provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of cash, require the owner of such lost, stolen or destroyed certificate to submit to the Paying Agent a bond in form and substance satisfactory to the Paying Agent, or an indemnification agreement in a form acceptable to BSVN, whereby such shareholder agrees to indemnify BSVN, WBI and the Paying Agent against any claim that may be made against them with respect to the certificates alleged to have been lost, stolen or destroyed.

(e)         Termination of Fund; Limit of Liability. Any portion of the cash funds deposited in a segregated account pursuant to Section 3.3(a), which remains undistributed to the shareholders of WBI for six months after the Effective Time may be transferred by BSVN from such segregated account to BSVN’s general operating accounts. Neither BSVN nor WBI shall be liable to any holder of shares of WBI Acquisition Shares for any portion of such cash funds that may be later delivered to a public official pursuant to any applicable abandoned or unclaimed property, escheat or similar law.

(f)          Withholding. The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of WBI Acquisition Shares such amounts as BSVN is required to deduct and withhold with respect to making such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by BSVN, such amounts shall be remitted to the appropriate tax authority and shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of WBI Acquisition Shares in respect of which such deduction and withholding was made by BSVN.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF WBI AND THE BANK

Except as may be disclosed to BSVN in the Disclosure Schedules, WBI and the Bank hereby represent and warrant to BSVN, as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a specific date need only be true as of such date) as follows:

4.1       Capital Structure of WBI and the Bank.

(a)         The authorized capital stock of WBI consists of 60,000 shares of common stock, par value $10.00 per share, and 40,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there are (i) 17,002 shares of WBI common stock issued and outstanding to WBI Shareholders (the “WBI Common Stock”), no shares of which are held as treasury shares; and (ii) -0- shares of preferred stock issued and outstanding to WBI Shareholders (the “WBI Preferred Stock”). All outstanding shares of WBI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of WBI Common Stock has been issued in violation of the preemptive or subscription rights of any Person. There are no Rights authorized, issued or outstanding with respect to the WBI Common Stock or WBI Preferred Stock, and no authorization therefor has been given.

(b)         The authorized capital stock of the Bank consists of 75,000 shares of common capital stock, par value $10.00 per share (“Bank Common Stock”). As of the date hereof, there are (i) 75,000 shares of Bank Common Stock issued and outstanding and (ii) and no (0) shares of Bank Common Stock held as treasury shares. All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and, except as provided by 6 Okla. Stat. § 220, are nonassessable, and none of the outstanding shares of Bank Common Stock have been issued in violation of the preemptive or subscription rights of any Person. There are no Rights authorized, issued or outstanding with respect to the Bank Common Stock (and no authorization therefor has been given). WBI owns, beneficially and of record, all of the issued and outstanding shares of Bank Common Stock, free and clear of all liens, claims and encumbrances of every kind and character.

4.2       Organization, Standing and Authority of WBI and the Bank.

(a)        WBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. WBI has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. WBI is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is otherwise duly authorized, qualified and licensed under all applicable laws, regulations and orders of Governmental Entities to conduct business as a bank holding company as presently conducted and to control all of the outstanding shares of Bank Common Stock. WBI has heretofore delivered to BSVN true and complete copies of the certificate of incorporation and bylaws of WBI as in effect as of the date hereof.

(b)          The Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and holding a current and validly issued certificate of deposit insurance from the FDIC. The Bank has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Bank is duly authorized, qualified and licensed under all applicable laws, regulations and orders of Governmental Entities to conduct a banking business including accepting deposits, and to own and operate the assets purported to be owned by it. The Bank has heretofore delivered to BSVN true and complete copies of the certificate of incorporation and bylaws of the Bank as in effect as of the date hereof. All eligible accounts of depositors in the Bank are insured by the FDIC under FDIC Certificate No. 2318, in accordance with the FDIA to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due by the Bank and the Bank has filed all reports required by the FDIA.

4.3         Subsidiaries. Except as set forth in Schedule 4.3 of the Disclosure Schedules, the only direct or indirect Subsidiary of WBI is the Bank. Neither WBI nor the Bank own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any other Person, other than the interest of WBI in the Bank and as may be disclosed in Schedule 4.3, the Bank owns no other direct or indirect equity interest in any other entity.

4.4       Authorized and Effective Agreement; Consents and Approvals.

(a)          Each of WBI and the Bank has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and each of the other Transaction Documents. The execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Boards of Directors of WBI and the Bank, other than the receipt of shareholder approval contemplated by Section 6.6. This Agreement has been duly and validly executed and delivered by WBI and the Bank, and each other Transaction Document to which WBI and the Bank is party will be duly and validly executed and delivered at Closing and, subject to obtaining the requisite approval by the shareholders of WBI, constitutes or will constitute legal, valid and binding obligations of WBI and the Bank which are enforceable against WBI and the Bank in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)          Neither the execution and delivery of this Agreement or the other Transaction Documents by WBI and the Bank nor the consummation by WBI and the Bank of the transactions contemplated hereby or thereby in accordance with the terms hereof nor compliance by WBI and the Bank with any of the terms or provisions hereof or thereof will (i) violate any provision of the certificate of incorporation or bylaws of WBI or the Bank; (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to either WBI or the Bank or any of its properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of WBI or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WBI or the Bank is a party, or by which any of its properties or assets may be bound or affected; or (iv) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement to which WBI or the Bank or, to the Knowledge of the Bank, the shareholders of WBI are parties or to which any WBI Common Stock or Bank Common Stock is subject. Except for consents and approvals of or filings or registrations with or notices to the FRB and the OSBD, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or other Person are required on behalf of WBI or the Bank in connection with (i) the execution and delivery of this Agreement or any other Transaction Document by WBI or the Bank, or (ii) the consummation by WBI and the Bank of the transactions contemplated hereby.

4.5         Regulatory Reports and Agreements. Since January 1, 2020, WBI and the Bank have duly filed with the appropriate Bank Regulators, in correct form, all reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and, prior to or contemporaneous with Bank’s execution and delivery of this Agreement to BSVN, WBI and the Bank shall have delivered or made available to BSVN accurate and complete copies of all such reports. Except as set forth in Schedule 4.5 of the Disclosure Schedules, in connection with the most recent inspection of WBI and examination of the Bank by the appropriate Bank Regulators, neither WBI nor the Bank was required to correct or change any action, procedure or proceeding which, to the Knowledge of the Bank, has not been now corrected or changed. Except as set forth in Schedule 4.5 of the Disclosure Schedules, neither WBI nor the Bank is a party to or subject to any commitment, letter (other than letters addressed to regulated banking institutions generally or examination reports), directive, written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding with or by any Bank Regulator, and neither WBI nor the Bank has received any notification from any such Bank Regulator that it may be requested to enter into, or otherwise become subject to, any such commitment, letter, directive, written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding.

4.6       Financial Statements.

(a)        The WBI Financial Statements are attached to Schedule 4.6(a) of the Disclosure Schedules. The WBI Financial Statements are true, correct and complete in all material respects and fairly present the parent-only financial condition and results of operations of WBI, as of the dates and for the periods set forth therein. Except as otherwise stated therein, the WBI Financial Statements have been prepared in all material respects in accordance with GAAP; provided that the WBI Financial Statements omit some or all footnote disclosures required by GAAP. The books and records of WBI are being maintained in material compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of WBI.

(b)          The Bank Financial Statements are attached to Schedule 4.6(b) of the Disclosure Schedules, except for the Bank Additional Call Report a copy of which shall be provided to BSVN in accordance with Section 6.5(e). The Bank Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Bank, as of the dates and for the periods set forth therein. Except as otherwise stated therein, the Bank Financial Statements have been prepared in accordance with GAAP; provided, that (i) the Bank Financial Statements omit some or all footnote disclosures required by GAAP, (ii) the Bank Financial Statements are subject to any variations required by regulatory accounting principles as mandated by the Federal Financial Institutions Examination Council, and (iii) the Bank Financial Statements covering interim periods have been prepared in accordance with past practice and are subject to normal year-end adjustments which, in the aggregate, will not be material. The books and records of the Bank are being maintained in material compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Bank. Except to the extent reflected, disclosed or provided for in the Bank Financial Statements or described on Schedule 4.6(b) of the Disclosure Schedules, the Bank has no material liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than (i) those liabilities reflected on the balance sheet included in the Consolidated Report of Condition of the Bank dated June 30, 2021 and not previously paid or discharged, (ii) those liabilities incurred after June 30, 2021 arising in the ordinary course of the Bank’s business, which were properly incurred consistent with past practice and (iii) in the case of contingent liabilities, only those required to be reflected on the balance sheet included in the Consolidated Report of Condition dated June 30, 2021, in accordance with GAAP.

4.7       No Material Adverse Change.

(a)         Since January 1, 2021, (i) WBI and the Bank have conducted their businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(b)          Except as described in Schedule 4.7(b), since January 1, 2021, neither WBI nor the Bank has:

(i)          suffered any Material Adverse Effect in its financial condition, results of operations or business;

(ii)          issued any notes, bonds or other debt securities, or otherwise borrowed any amount or incurred or become subject to any material liabilities, except (A) current liabilities incurred in the ordinary course of business and consistent with past practices, and (B) liabilities under contracts entered into in the ordinary course of business and consistent with past practice;

(iii)       declared, set aside, made or paid any dividend or made any payment or distribution of cash or other property to its shareholders or purchased or redeemed any shares of its capital stock or granted any option for the purchase of its capital stock;

(iv)         mortgaged, pledged or had subjected to any lien, security interest, charge or any other encumbrance, any of its assets, tangible or intangible, except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements;

(v)        discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities reflected in the WBI Financial Statements or Bank Financial Statements, as applicable, and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices;

(vi)       sold, assigned or transferred any material real or personal property, patents, trademarks, trade names, copyrights, trade secrets or other tangible or intangible assets, or disclosed any proprietary confidential information to any Person other than for fair consideration in the ordinary course of business and consistent with past practices;

(vii)       suffered any material loss not provisioned for in the Bank’s Allowance as reflected in the Consolidated Reports of Condition included as part of the Bank Financial Statements or waived any right of material value, whether or not in the ordinary course of business or consistent with past practices;

(viii)      entered into any material transaction (except as otherwise contemplated by this Agreement) other than in the ordinary course of business and consistent with past practices;

(ix)       incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business consistent with past practices;

(x)          made any capital expenditures or commitments therefor in excess of $50,000 per expenditure or commitment and not exceeding $100,000 in the aggregate;

(xi)         made any guarantees for the benefit of, or investments in, any Person, other than in the ordinary course of business and consistent with past practices;

(xii)        made any material change in any method of accounting or accounting practice;

(xiii)       granted any increase in the compensation  payable or to become payable to any officer or employee (other than normal periodic increases and bonuses made by the Bank pursuant to the Bank’s established compensation policies);

(xiv)       suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance or surety bond; or

(xv)        agreed, whether in writing or otherwise, to take any action described in this Section 4.7(b).

4.8       Environmental Matters.

(a)         WBI and the Bank are in material compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect. Neither WBI nor the Bank has received any communication alleging that the Bank is not in such compliance or that any of them are responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath such property and, to the Knowledge of the Bank, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)          None of the properties owned, leased or operated by WBI or the Bank has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not individually or in the aggregate have a Material Adverse Effect.

(c)        To the Knowledge of the Bank, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against WBI or the Bank or against any person or entity whose liability for any Environmental Claim WBI or the Bank has or may have retained or assumed either contractually or by operation of law.

(d)         The Bank has provided to BSVN true, accurate and complete copies of all environmental audits, reports or assessments that the Bank has with respect to any and all real property occupied or previously occupied by the Bank.

4.9         Tax Matters. WBI and Bank report and are taxed as a “C” corporation and have timely filed all Tax Returns required to be filed by them through the date hereof, and all such Tax Returns are true, complete and accurate in all material respects. WBI and the Bank have timely paid and discharged all Taxes shown to be due on such returns and have timely paid all other Taxes as are due or accruable through the Closing Date, except (i) such as are being contested in good faith by appropriate proceedings and with respect to which WBI and the Bank are maintaining reserves adequate for their payment, or (ii) Taxes which are accruable through the Closing Date and which are properly shown on the books of WBI and the Bank, as applicable, as a liability immediately prior to the Closing. The liability for Taxes set forth on each Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. WBI and the Bank have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable laws. No federal, state, local or foreign audits or other administrative proceedings or court proceedings (collectively, “Audits”) exist or have been initiated with regard to any Taxes or Tax Returns of WBI or the Bank, and neither WBI nor the Bank has received any notice that such an Audit is pending or threatened with respect to WBI or the Bank or any Tax Return required to be filed by or with respect to WBI or the Bank. Except as disclosed on Schedule 4.9  of the Disclosure Schedules, neither WBI nor the Bank is a party to, bound by or has any obligation under any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

4.10        Legal Proceedings. Schedule 4.10 of the Disclosure Schedules lists all existing or, to the Knowledge of the Bank, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving WBI or the Bank or its officers, directors, employees or agents. None of the proceedings, claims, actions, controversies or governmental investigations disclosed on Schedule 4.10 of the Disclosure Schedules would, or would reasonably be expected to (a) have a Material Adverse Effect; (b) in any material respect, impair the ability of WBI or the Bank to conduct business as now conducted; (c) result in any substantial liability of WBI or the Bank that is not adequately covered by insurance; or (d) restrain or otherwise materially impair the performance of any other action by WBI or the Bank under this Agreement or any other Transaction Document. To the Knowledge of the Bank, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving WBI or the Bank.
4.11     Compliance with Laws.

(a)          WBI and the Bank each has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are necessary in order to permit WBI or the Bank to carry on its respective business as it is presently being conducted in all material respects; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of the Bank, no suspension or cancellation of any of the same is threatened.

(b)          Neither WBI nor the Bank is in violation of its respective governing documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti- discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, which could reasonably be expected to have a Material Adverse Effect. Neither WBI nor the Bank has received any notice or communication from any Governmental Entity asserting that WBI or the Bank is in violation of any of the foregoing. Neither WBI nor the Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither WBI nor the Bank has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

(c)          WBI and the Bank have each satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with its appropriate Bank Regulators.

4.12      Employee Matters and ERISA.

(a)          Schedule 4.12(a) of the Disclosure Schedules sets forth all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan (as defined in Section 3(3) of ERISA), or agreement, understanding, practice or commitment, formal or informal, sponsored, maintained or contributed to by WBI or the Bank for the benefit of the current or former directors, officers, employees or independent contractors of WBI or the Bank (the “Bank Employee Plans”). Except as described on Schedule 4.12(a), neither WBI nor the Bank has any present or future obligation or liability under any Bank Employee Plan. Neither WBI nor the Bank maintains, contributes to or participates in any plan that provides health, major medical, disability or life insurance benefits to former employees or directors of WBI or the Bank.

(b)          Neither WBI nor the Bank has, and to the Knowledge of the Bank, no fiduciary of such plan has, incurred any liability to, the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of WBI or the Bank under any Bank Employee Plan that has not been satisfied in full.

(c)          Except as described in Schedule 4.12(c) of the Disclosure Schedules, full payment has been made (or proper accruals have been established to the extent required by GAAP) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by GAAP) of all contributions which are due and payable after the date hereof and prior to the Closing, under the terms of each Bank Employee Plan or ERISA.

(d)       The Bank Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

(e)         The Trustee of the Cornerstone Bank 401(k) Plan is indemnified by the Bank for, in connection with, or arising from the Trustee’s performance of duties, responsibilities, and/or obligations under, pursuant to, or arising from the Cornerstone Bank 401(k) Plan, or any applicable laws or regulatory responsibilities pertaining thereto, including any reports or other submissions or filings whatsoever required to be made to any governmental agency.

4.13     Certain Contracts.

(a)         Schedule 4.13(a) of the Disclosure Schedules sets forth all of the following types of agreements, arrangements, obligations, or commitments to which WBI or the Bank is a party, is bound or affected by, receives or is obligated to pay, benefits under: (i) any agreement, arrangement or commitment relating to the borrowing of money by WBI or the Bank (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by WBI or the Bank of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of WBI or the Bank, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by WBI or the Bank, and other than the Bank Employee Plans; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of WBI or the Bank upon execution of this Agreement or any other Transaction Document or upon or following consummation of the transactions contemplated hereby or thereby (either alone or in connection with the occurrence of any additional acts or events), other than the Bank Employee Plans; (iv) any agreement, arrangement or understanding pursuant to which WBI or the Bank is obligated to indemnify any director, officer, employee or agent of WBI or the Bank; (v) any agreement, arrangement or understanding to which WBI or the Bank is a party or by which either of the same is bound which limits the freedom of WBI or the Bank to compete in any line of business or with any person or entity; (vi) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable federal or state regulatory agency; (vii) any lease of real or personal property requiring payments of annual rental in excess of $20,000, whether as lessor or lessee; or (viii) any other agreement, arrangement or understanding which involves an annual payment of more than $20,000 which is not terminable at the election of WBI or the Bank without payment of any penalty or a similar termination fee or cost on not more than 30 calendar days written notice. WBI and the Bank have previously delivered or made available to BSVN a copy of each such agreement, arrangement or understanding or, if oral, has described such agreement, arrangement or understanding in writing to BSVN.

(b)        Neither WBI nor the Bank is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party or by which their assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.14        Brokers and Finders. Except as disclosed in Schedule 4.14 of the Disclosure Schedules, none of WBI, the Bank, nor any of their respective directors, officers, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Bank in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby. Schedule 4.14 of the Disclosure Schedules sets out the name, address, contact information, fee and expense agreements, and the payment terms for anyone disclosed thereby.

4.15       Insurance. WBI and the Bank are fidelity bonded and insured, together with their officers and directors, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws, regulations and agreements to which WBI and the Bank are each included as a covered party. Schedule 4.15 of the Disclosure Schedules identifies all bond and insurance policies maintained by WBI and the Bank as of the date hereof and any claims pending thereunder. All of the policies and bonds maintained by WBI and the Bank are in full force and effect and shall continue in full force and effect through the Effective Time and all claims thereunder have been filed in a due and timely manner and no such claim has been denied. Neither WBI nor the Bank has been notified that their fidelity or insurance coverage will not be renewed by the carrier(s) on substantially the same terms as their existing coverage. The Bank has previously delivered or made available to BSVN a copy of each such bond and insurance policy including the declaration pages pertaining thereto. Schedule 4.15 of the Disclosure Schedules includes a copy of any notice to and response from any bonding company or insurer pertaining to any claim or potential claim under such bond or insurance within three years of the date of this Agreement.

4.16        Properties. Except as set forth in Schedule 4.16 of the Disclosure Schedules, all real and personal property owned by WBI or the Bank or presently used by it in its business are in condition (ordinary wear and tear excepted) sufficient to carry on the business of WBI and the Bank in the ordinary course of business consistent with their past practices. WBI and the Bank have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected in the WBI Financial Statements or acquired after the date thereof, other than properties sold by WBI or the Bank in the ordinary course of business, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. WBI and the Bank have previously delivered or made available to BSVN a copy of any title insurance policy or attorney title opinion pertaining to such property. All real and personal property which is material to the business of WBI or the Bank and leased or licensed by WBI or the Bank, as applicable, are held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Closing. Schedule 4.16 of the Disclosure Schedules sets forth a common address and legal description of all tracts of real property owned or leased by WBI or the Bank and used in the conduct of their respective business.

4.17        Transactions with Affiliates. Except as may be described on Schedule 4.17 of the Disclosure Schedules, there are no existing or pending transactions, nor are there any agreements, arrangements, or understandings, with any directors, officers, employees or Affiliates of WBI or the Bank with WBI or the Bank, relating to, arising from or affecting WBI or the Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of WBI or the Bank, except for (i) current salary and business expense advances consistent with past practices, (ii) loans that have been entered into in the ordinary course of business on terms no more favorable to such Person than if the loan had been entered into on an arms’ length basis pursuant to normal commercial terms and conditions and in compliance with applicable law, and
(iii) such Person’s deposit accounts at the Bank. WBI and the Bank have previously delivered or made available to BSVN a copy of each such agreement, arrangement or understanding or document evidencing same, that is described on Schedule 4.17.

4.18     Loans.

(a)        Each loan on the books and records of the Bank, including, without limitation, unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of the Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

(b)         Except as may be described on Schedule 4.18(b) of the Disclosure Schedules (by name of borrower, date of note, dollar amount charged off, date of charge off, date of transfer and identity of transferee), no loan or extension of credit by Bank that was charged down or charged off the Bank’s books has been distributed by or otherwise transferred from WBI or the Bank within five years preceding the date of this Agreement.

4.19        Intellectual Property. WBI or the Bank owns all right, title and interest in, to and under, free and clear of any lien, claim or encumbrance of any kind, and has the valid and enforceable right to use and fully and completely assign, transfer and convey, (or have a valid, written and enforceable license to) all computer software and programs of any kind or nature (including, without limitation, any and all object code, source code, firmware, program and/or programming tools), currently used or planned to be used in such party’s business or otherwise reasonably necessary to carry on such party’s business. The respective activities, products and services of WBI and the Bank have not and do not infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, or constitute the unauthorized use of, the intellectual property of any other Person. There are no written or, to the Knowledge of the Bank, oral allegations, threats or claims and there are no lawsuits pending or, to the Knowledge of the Bank, threatened, in any case, alleging that any of the Bank’s activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, or constitute the unauthorized use of, any other Person’s intellectual property.

4.20       Disclosures. None of the representations and warranties of WBI and the Bank or any of the written information or documents which have been furnished by WBI or the Bank to BSVN pursuant to this Agreement, the other Transaction Documents or in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including, without limitation, the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents that WBI or the Bank shall have delivered or made available to BSVN pursuant to this Article IV are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BSVN

BSVN hereby represents and warrants to WBI and the Bank, as of the date of this Agreement and as of the Closing Date (except those representations and warranties that are made as of a specific date need be true only as of such date) as follows:

5.1          Organization, Standing and Authority. BSVN is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and further is a registered bank holding company with the FRB and OSBD. BSVN has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of BSVN to consummate the transactions contemplated hereby.

5.2       Authorized and Effective Agreement; Consents and Approvals.

(a)          BSVN has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and each of the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BSVN. This Agreement has been duly and validly executed and delivered by BSVN (and each other Transaction Document to which such Person is party will be duly and validly executed and delivered at Closing) and constitutes (or will constitute) legal, valid and binding obligations of BSVN which are enforceable against BSVN in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)        None of the execution and delivery of this Agreement or the other Transaction Documents by BSVN, the consummation by BSVN of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, or compliance by BSVN with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation or bylaws of BSVN, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BSVN or any of its properties or assets, (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, BSVN interest, charge or other encumbrance upon any of the properties or assets of BSVN under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BSVN is a party, or by which any of its properties or assets may be bound or affected, or (iv) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement to which BSVN is a party, except, with respect to (ii), (iii) and (iv) above, such as individually or in the aggregate would not reasonably be expected to materially prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FRB and the OSBD or filings with Federal or state securities regulators pertaining to issuance of securities, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of BSVN in connection with (a) the execution and delivery of this Agreement or any other Transaction Document by BSVN and (b) the completion by BSVN of the transactions contemplated hereby or thereby. As of the date of this Agreement, BSVN has no reason to believe that it will not receive regulatory approval of the transactions contemplated hereby and has no knowledge of any facts that would result in a material delay in the ability of BSVN to consummate the transactions contemplated hereby.

5.3        Legal Proceedings. There are no existing or, to the knowledge of BSVN, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving BSVN which could reasonably be expected to have a material adverse effect on the ability of BSVN to consummate the transactions contemplated by this Agreement or any other Transaction Document.

5.4         BSVN Financial Statements. BSVN has previously delivered or made available to WBI a true and complete copy of its FR Y-9LP Report for the year ended December 31, 2020 and six months ended June 30, 2021 (the “BSVN FR Y-9 Reports”). The BSVN FR Y- 9 Reports fairly present the financial condition and results of operations as of and for the periods ended for which the reports cover on a parent company only basis. Except as otherwise provided therein, each of the BSVN FR Y-9 Reports has been prepared in accordance with GAAP, provided that the BSVN FR Y-9 Reports omit some or all footnote disclosures required by GAAP. The books and records of BSVN are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of BSVN. BSVN has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities incurred after June 30, 2021 arising in the ordinary course of BSVN’s business which were incurred consistent with past practice.

5.5         Compliance Matters. Each of BSVN and its wholly-owned subsidiary, Bank7, on both a current and pro forma basis reflecting the transactions contemplated by this Agreement are “well capitalized” (as defined in 12 C.F.R. § 325.103(b)(1) in the case of Bank7 and 12 C.F.R. § 225.2(r)(1), footnote 2 in the case of BSVN), and “well managed” (as defined in 12 C.F.R. § 362.16(e) in the case of Bank7 and 12 C.F.R. § 225.2(s) in the case of BSVN), and Bank7’s Community Investment Act rating is no less than “satisfactory.” Neither BSVN nor Bank7 has been informed that its status as “well capitalized,” “well managed” or “satisfactory” for Community Reinvestment Act purposes will change within one year.

5.6       Financial Resources. BSVN has the financial ability to perform its obligations under this Agreement and BSVN is and will be on a pro forma basis in compliance with all applicable capital, debt, and financial regulations to which it is subject.

5.7        Brokers and Finders. Neither BSVN nor any of its Affiliates, directors, officers, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for BSVN in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.8        Disclosures. None of the representations and warranties of BSVN or any of the written information or documents which have been furnished by BSVN or Bank7 to WBI or the Bank pursuant to this Agreement, the other Transaction Documents or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including, without limitation, the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents that BSVN shall have delivered or made available to WBI or the Bank pursuant to this Article V are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

ARTICLE VI.
COVENANTS

6.1          Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the transactions contemplated by this Agreement or by any other Transaction Document (including, without limitation, satisfaction of the conditions to Closing specified in Article VII of this Agreement) on or before 90 days after the date set forth in Section 8.1(d) or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

6.2         Consents. BSVN, as well as WBI and the Bank, as applicable, shall each give any notices to third parties and will proceed diligently and in good faith, and will use commercially reasonable efforts to obtain, as promptly as practicable, all consents and approvals that may be required in connection with the execution or performance of this Agreement or any other Transaction Document. Each of such parties agrees to consult with the other with respect to obtaining all necessary consents and approvals of third parties necessary to consummate the transactions contemplated hereby or by any other Transaction Document and to keep the other apprised of the status regarding such applications, notices or other approvals required to consummate the transactions contemplated hereby.

6.3       Investigation and Confidentiality.

(a)          WBI and the Bank shall permit BSVN and its representatives access to the properties and personnel, and shall disclose and make available to BSVN all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of WBI and the Bank including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which BSVN may have a reasonable interest; provided, that (i) BSVN and its employees and other representatives shall not request, nor shall BSVN or its employees or other representatives be provided, any confidential supervisory information of the Bank (as defined in 12 C.F.R. § 261.2), and (ii) such access shall be reasonably related to the transactions contemplated hereby, shall not unduly interfere with normal operations and shall not violate any law or agreement or constitute the waiver of any privilege. WBI and the Bank shall make their respective directors, officers, employees and agents and authorized representatives available to confer with BSVN and its representatives, provided that such access shall be reasonably related to the transactions contemplated by this Agreement and not unduly interfere with normal operations.

(b)          All information furnished to BSVN or its representatives by WBI and the Bank previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence and treated as “Evaluation Material” to the extent required by, and in accordance with that certain Confidentiality Agreement dated June 4, 2021 between BSVN and WBI through Bank’s agent, D. A. Davidson & Co. (the “Confidentiality Agreement”).

6.4        Press Releases. BSVN, WBI and the Bank shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

6.5       Business of WBI and the Bank; Terminating Employee Plans.

(a)         During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of BSVN, WBI and the Bank shall carry on their respective businesses in the ordinary course consistent with past practice (including, without limitation, the amount and types of loans originated as of the date hereof). WBI and the Bank shall each use all commercially reasonable efforts to (x) preserve its business organizations intact, (y) keep available to itself and BSVN the present services of the employees of WBI and the Bank (unless such employees are terminated for cause or, with the written consent of BSVN, for failure to adequately perform or other reason) and (z) preserve for itself and BSVN the goodwill of the customers of WBI and the Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement, with the prior written consent of BSVN, or as set forth on Schedule 6.5, WBI and the Bank, shall not:

(i)         On or after the end of the month immediately preceding the Closing, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the WBI Common Stock;

(ii)        issue any shares of its capital stock, or issue, grant, modify or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(iii)        amend its certificate of incorporation or bylaws; impose, or suffer the imposition, on any share of stock held by WBI or the Bank of any material lien, charge or encumbrance or permit any such lien to exist; or, except in the ordinary course of business, waive or release any right or cancel or compromise any debt or claim;

(iv)       except for (A) normal periodic increases in compensation for Bank employees made pursuant to the Bank’s established compensation policies and in accordance with past practice, and (B) any severance payments to employees in accordance with the policies of the Bank existing as of the date of this Agreement, increase the rate of compensation of any of its directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, executive officers or employees;

(v)          enter into or, except as may be required by law or as described in Sections 6.15 or 6.16, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Bank Employee Plans not in the ordinary course consistent with past practice or as may be required by this Agreement;

(vi)       enter into (w) any material agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation, or (y) any agreement, arrangement or commitment relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, except that an individual may be employed in the ordinary course of business if the employment of such employee is terminable at will without liability, other than as required by law;

(vii)        change its method of accounting in effect for the current year or the year ended December 31, 2020, except as required by changes in laws, regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the current year or the year ended December 31, 2020, except as required by or prudent due to, changes in laws or regulations;

(viii)      purchase or otherwise acquire, or sell or otherwise dispose of, any assets (other than Investment Securities) or incur any liabilities other than in the ordinary course of business consistent with past practice and policies or except as may be required by Section 6.16 or 6.17;

(ix)         make any capital expenditures in excess of $50,000 per expenditure or commitment, and not exceeding $100,000 in the aggregate without prior notice to and written consent from BSVN which consent shall not be unreasonably withheld;

(x)          engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and (x) in the case of any loan or deposit are made on terms (including interest rate and, with respect to loans, collateral) substantially similar to those prevailing at the time for comparable transactions by the Bank with non-Affiliates, and (y) which are in compliance with the requirements of all applicable laws and regulations;

(xi)        enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xii)      discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

(xiii)       enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets;

(xiv)      invest in any investment securities other than (A) federal funds or (B) United States government securities or United States government agency securities, in each case with a remaining term of not more than six months, and (C) such securities as BSVN shall approve in writing;

(xv)        (A)(1) regardless of the dollar amount thereof, purchase or commit to purchase, extend, increase, fund, advance under, or otherwise further commit the Bank to any loan participation except to the extent the Bank is legally obligated to do so by the written terms of a written participation agreement in effect as of the date hereof; (2) as to any new credit relationship (as defined below), make or commit to make any new loan, extension of credit or letter of credit in the principal amount of more than $500,000 for “fully secured loans” (as defined below); (3) as to an existing credit relationship that is not in accordance with Bank’s loan policy, make or commit to make any new loan, extension of credit or letter of credit or increase any existing line of credit by more than $500,000, that will not be fully secured in accordance with Bank’s loan policy (excluding for this purpose any accrued interest or inadvertent overdrafts that are not frequent and repetitive and are paid in full within 30 days and without an additional extension of credit by Bank to customer); (4) notwithstanding anything to the contrary in 6.5(a)(xv)(A)(2) and (3), as to any new loan, extension of credit or letter of credit or increase in any existing line of credit, which is not fully secured in accordance with Bank loan policy, extend credit in any amount exceeding $100,000; and (5) provide interest rate reductions to any existing relationship greater than $100,000. “New credit relationship” shall mean the prospective customer or principal owner or controlling director, officer or manager of the prospective customer, is not an existing credit customer of Bank.

(B)         regardless of the dollar amount thereof, (1) to any officer or director (or any of their related interests as such term is defined in Regulation O) of the Bank, (2) to any borrower or Affiliate of such borrower who has an existing loan carried by the Bank as an internally classified or watch-list loan, or (3) make or commit to make any new loan or letter of credit or make or commit to make any new or additional discretionary funding or advance under any existing line of credit, that is not in compliance with the Bank’s established loan policy, as in effect on the date hereof.

(C)         Provided, that Bank and BSVN shall consistent with Section 6.5(b), in all events under this Section 6.5(a)(xv), act promptly and reasonably to allow for BSVN to reasonably assess and grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows BSVN to assess and respond as contemplated by Section 6.5(b) as well as allows the Bank to conduct its business in a manner consistent with past practices.

(D)         A loan or loans shall be considered to be fully secured under Sections 6.5(a)(xv) if the Bank’s loan credit memorandum (required by Section 6.5(b)) and the pertinent documents in the Bank’s loan file reflect the loan to value ratio after such loan, extension, or advance meets or exceeds the Bank’s loan policy in effect as of the date hereof, or if there is no applicable policy, is no less than 120% collateral to loan value for collateral with readily determinable value from reasonably reliable sources other than the borrower. Guaranty or surety agreement(s) supporting the loan(s) shall not be considered as securing the loan(s) for purposes of this Section 6.5(a)(xv), regardless of Bank policy or practice. A “discretionary” advance for purposes of this Section 6.5(a)(xv) means an advance that the Bank is not legally obligated to make at the time by the terms of the loan documentation.

(xvi)       purchase brokered deposits, materially alter its method of establishing interest rates on deposit products, or increase the rates it pays on deposit products except for increases pursuant to changes in rates paid on such deposit products generally in Blaine County Oklahoma or its contiguous counties in Oklahoma;

(xvii)     knowingly take any willful action that would result in any of the representations and warranties contained in this Agreement not to be true and correct in any material respect at the Closing or that could reasonably result in any material delay in consummation of the transactions contemplated hereby; or

(xviii)     agree to do any of the foregoing.

(b)          With respect to those proposed extensions of credit described in Section 6.5(a)(xv) above, prior to making the proposed extension of credit, the Bank shall cause the loan credit memorandum with respect to the proposed extension of credit to be transmitted by email or, in the absence of a credit memorandum, described in a telephone call to the BSVN Representatives at the email address or telephone number specified in Section 1.1 of this Agreement. Upon receipt of such information, one or more of the BSVN Representatives will promptly review the proposed extension of credit and grant (or withhold) its consent to the proposed extension of credit (which approval may be given by return email) or request such additional information with respect to the proposed extension of credit as the BSVN Representatives may determine necessary (which request shall be made by return email or telephone). If one or more of the BSVN Representatives does not grant (or withhold) its consent to the proposed extension of credit or request additional information with respect to the proposed extension of credit by email or telephone call within two Business Days of receipt of such loan credit memorandum or, if the submission is made by a telephone call, the date of such call, the BSVN Representatives will be deemed to have approved the proposed extension of credit. “Loan credit memorandum” means the loan related information relevant to underwriting the loan reasonably organized regardless of the particular format or presentation of such information prepared in accordance with the past practice of the Bank’s loan officer responsible for the extension of credit. BSVN shall, consistent with this Section 6.5(b), in all such events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices.

(c)          From and after the execution of this Agreement, promptly following each meeting of the Board of Directors of each of WBI and the Bank (and each committee thereof) through the last day prior to the Closing, WBI or the Bank shall cause to be provided to BSVN a copy of all written materials provided to the Board of Directors or any committee thereof in connection with such meetings; provided, the Bank shall not be required to provide any written materials concerning this Agreement or the transactions contemplated hereby or any confidential supervisory information of the Bank (as defined in 12 C.F.R. § 261.2).

(d)          The Bank shall maintain its practice of charging off or charging down loans against its Allowance in accordance with past practice and shall have an Allowance as of the end of the month immediately preceding the Closing and as of the Closing (but prior to any adjustments pursuant to Section 6.14) in an amount not less than the amount of the Allowance at June 30, 2021.

(e)         For the calendar quarter ending September 30, 2021, the Bank shall file its duly completed Consolidated Report of Income and Condition for such calendar quarter, together with the related schedules thereto (as amended) (the “Bank Additional Call Report”).

6.6         Shareholder Approval. WBI shall, promptly after the execution of this Agreement, commence to take such actions as may be necessary to obtain adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of WBI, including, without limitation, either (i) distributing proxy materials or information statements to the holders of WBI Common Stock within 30 days of the date this Agreement is executed and delivered and scheduling a meeting of the holders of WBI Common Stock to consider the adoption and approval of this Agreement to be held within 30 days after the distribution of such proxy materials or statements or (ii) obtaining a written consent approving this Agreement and the transactions contemplated hereby from shareholders holding at least 70% of the outstanding WBI Common Stock within 30 days of the date this Agreement is executed and delivered and distributing an information statement to the holders of WBI Common Stock promptly but no more than 14 days following the date of such approval. BSVN will promptly furnish to WBI any information that WBI may reasonably request in connection with the preparation of such materials. Upon completion of preparation by WBI of such materials, WBI will promptly furnish to BSVN a copy thereof which WBI proposes to send to its shareholders and (i) shall provide BSVN with a reasonable opportunity to review and comment on such proposed materials, and (ii) shall include in such materials all comments from BSVN to the extent reasonably acceptable to WBI.

6.7         No Solicitation. Until the earlier of the Closing Date or the date of termination of this Agreement, none of WBI, the Bank, nor any of their Affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any Person other than BSVN with respect to the disposition of any of the Bank Common Stock, WBI Common Stock or other equity securities of WBI or the Bank or any option with respect thereto, or the merger of WBI or the Bank with another Person, or any disposition of all or any significant portion of the assets of WBI or the Bank not in the ordinary course of business, or any similar transaction (each, an “Acquisition Proposal”), nor shall WBI or the Bank, or any of their Affiliates or agents provide any information concerning WBI or the Bank with respect to an Acquisition Proposal. In addition to the foregoing, WBI or the Bank, as promptly as practicable, shall advise BSVN orally and in writing of any request received by WBI or the Bank for information which WBI or the Bank reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by WBI or the Bank with respect to, or which WBI or the Bank reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. WBI and the Bank will keep BSVN informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

6.8       Indemnification; Insurance.

(a)        From and after the Effective Time through the third anniversary of the Effective Time, BSVN and its successors (the “Indemnitor Party”) shall indemnify and hold harmless each director, officer and employee of WBI and the Bank, determined as of the Effective Time (the “Indemnitee Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, only and to the fullest extent to which WBI or the Bank, as applicable, is or was required by law or its certificate of incorporation or bylaws to indemnify such Indemnitee Parties and in the manner to which it could indemnify such parties under the certificate of incorporation or bylaws of WBI or the Bank, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)       Any Indemnitee Party wishing to claim indemnification under Section 6.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnitor Party thereof, but the failure to so notify shall not relieve the Indemnitor Party of any liability it may have to such Indemnitee Party if such failure does not materially prejudice the Indemnitor Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnitor Party shall have the right to assume the defense thereof and the Indemnitor Party shall not be liable to such Indemnitee Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee Parties in connection with the defense thereof, except that if the Indemnitor Party elects not to assume such defense or counsel for the Indemnitee Parties advises that there are issues which raise conflicts of interest between the Indemnitor Party and the Indemnitee Parties, the Indemnitee Parties may retain counsel which is reasonably satisfactory to the Indemnitor Party, and the Indemnitor Party shall pay the reasonable fees and expenses of such counsel for the Indemnitee Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnitee Parties will cooperate in the defense of any such matter; (iii) the Indemnitor Party shall not be liable for any settlement effected without its prior written consent; and (iv) the Indemnitor Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnitee Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)          Promptly following the execution and delivery of this Agreement, WBI and the Bank shall obtain and provide to BSVN such information as BSVN shall reasonably request regarding an extension of the reporting period under WBI and the Bank’s existing directors’ and officers’ liability coverage for acts and omissions occurring prior to the Closing Date, including the cost associated with purchasing extended coverage for a three-year period under substantially the current terms of WBI and the Bank’s existing directors’ and officers’ liability insurance. Subject to the prior written approval of BSVN, the WBI and the Bank shall cause such extended coverage to be purchased for a three-year period following the Closing Date. The cost of such extended coverage shall be borne 100% by WBI and Bank and included as a WBI Transaction Expense).

6.9          Regulatory Approvals. BSVN shall promptly, but not later than 15 days following the date of this Agreement, submit applications seeking all regulatory approvals required to be obtained by BSVN in connection with this Agreement and the other agreements contemplated hereby. BSVN shall promptly furnish WBI and the Bank with copies of all such regulatory submissions and all material correspondence for which confidential treatment has not been requested.  BSVN shall use its commercially reasonable efforts to obtain all such regulatory approvals.

6.10       Disclosure Supplements. From time to time prior to the Effective Time, WBI and the Bank shall promptly supplement or amend any materials previously disclosed and delivered to BSVN pursuant to this Agreement with respect to any matter arising or that first becomes known to WBI or the Bank after the date hereof which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in writing to BSVN or which is necessary to correct any information in such prior disclosure which has been rendered inaccurate thereby.

6.11       Failure to Fulfill Conditions. In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to 120 days after the date of this Agreement, such party will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the transactions contemplated hereby.

6.12        Employee Matters. On the Closing Date, each of the employees of WBI or the Bank who are retained by BSVN or Bank7 and become employees of BSVN or Bank7 shall be entitled to receive, from and after the Closing, the same profit sharing, health, welfare, vacation and other benefits as are customarily offered or afforded to the employees of BSVN or Bank7, as applicable. Each employee of WBI or the Bank who continues as an employee of BSVN or Bank7 after the Closing shall receive credit for his or her prior service at WBI or the Bank for purposes of vesting and eligibility under the employee benefit plans of BSVN or the Bank, as applicable, and such person shall receive coverage for any pre-existing conditions to the fullest extent permitted under BSVN’s or Bank7’s existing medical and/or health plans. Each employee of WBI or the Bank who continues as an employee of BSVN or Bank7 after the Closing and who remains employed by BSVN or Bank7 on January 1, 2022 shall be entitled to carry over up to 40 hours of PTO from WBI or the Bank to BSVN or Bank7 (which shall be in addition to any vacation leave or PTO that BSVN or Bank7 awards to new employees or to existing employees at the beginning of each year or periodically).

6.13      Environmental Assessments.

(a)          At its sole cost and expense, BSVN may within 10 days of the date of this Agreement, order a Phase I environmental assessment to be prepared by an environmental investigations and testing firm selected by BSVN and reasonably acceptable to WBI with respect to each of the tracts of real property referenced under Section 4.16 which tracts are to be included in Schedule 4.16 of the Disclosure Schedules (such tracts are the “Real Property”).  Further, in its sole discretion and at its sole cost and expense, BSVN may obtain, within 30 days after the date of this Agreement or after receiving the Phase I environmental assessments any additional environmental assessments (e.g., Phase II Site Assessment, mold inspection, and asbestos survey) of any of the Real Property which is conducted by the same firm that conducted the Phase I or an alternative independent environmental investigations and testing firm selected by BSVN and reasonably acceptable to WBI. BSVN shall promptly provide WBI a copy of any report resulting from an assessment or survey obtained by BSVN.

(b)        Further, as to any tract of Real Property, BSVN shall give WBI written notice no later than 15 days after receipt of any recommendation by its environmental investigations and testing firm, or its environmental counsel, that such Real Property requires a Phase III Environmental Site Assessment plan of remediation as a result of its Phase II investigations, unless such plan of remediation is, in the opinion of the BSVN environmental investigations and testing firm and its environmental counsel reasonably likely to have remediation costs of $250,000 or more for all tracts of the Real Property, then BSVN may terminate this Agreement.

(c)         BSVN and its employees, agents and representatives shall keep all contents of any assessment or survey confidential and disclose the contents thereof only with the prior written consent of Bank or as may be required under applicable law.

6.14       Conforming Accounting Adjustments. WBI and the Bank shall, if requested in writing by BSVN, consistent with GAAP and applicable banking laws and regulations, immediately before Closing, make such accounting entries as BSVN may reasonably request in order to conform the accounting records of WBI or the Bank to the accounting policies and practices of BSVN or Bank7 (including charging down or charging off loans). No such adjustment by WBI or the Bank (a) shall constitute or be deemed to be a breach, violation or failure of any representation, warranty, covenant, condition or other provision of this Agreement, (b) shall constitute grounds for termination of this Agreement by BSVN, or (c) shall affect the determination or calculation of the Acquisition Consideration Per Share, Aggregate Acquisition Consideration, Allowance, Dissenting Shares Equity Capital, Initial Per Share Payment Amount, Vendor Contract Liabilities, WBI Equity Capital, WBI Per Share Equity Amount, WBI Transaction Expenses, or any component of any of the foregoing.

6.15     Termination of Retirement & Employee Savings Plans.

(a)         Bank employees participating in the Cornerstone Bank 401(k) Plan will be invited to elect to either (i) roll into BSVN’s 401(k) plan thereby becoming subject to that plan, or (ii) convert their 401(k) account to an Individual Retirement Account (IRA) or other permissible option under IRS regulations.

(b)          Promptly following receipt of a written request from BSVN, WBI and the Bank as applicable, shall take all action necessary by no later than the last Business Day immediately preceding the Closing Date to terminate any retirement plan or employee savings plan of WBI or the Bank (excluding the Cornerstone Bank 401(k) Plan and the Salary Continuation Agreements), if any, causing each participant’s account thereunder to be fully vested prior to the Effective Time, provided that BSVN may in its discretion and at its sole cost, within a reasonable time after the effective date of such termination, take all necessary acts to cause such Plan to be filed with the IRS for a determination letter upon termination, after receipt of which (i) amounts may be distributed from such Plan, or (ii) cause such Plan to be merged with a similar plan sponsored by BSVN or its subsidiaries, the effective date of which will be determined by BSVN.

(c)       Salary Continuation Agreements. Bank shall:

(i)          Accrue on its books prior to the month end immediately preceding Closing, the total dollar amounts as presented in the “Accrual Required” column for Salary Continuation Executives set forth in Confidential Schedule I to this Agreement.

(ii)          Cause to be terminated in accordance with their terms, the Salary Continuation Agreements prior to Closing, shall pay the amount listed for each Salary Continuation Executive set forth in the column “Termination Payments” of the Confidential Schedule I to this Agreement, and shall accrue on its books prior to the month end immediately preceding the Closing the total of such Termination Payments that exceeds the total amount of the “Accrual Required” column for Salary Continuation Executives set forth in Confidential Schedule I to this Agreement.

(iii)        WBI and Bank shall use best efforts to obtain from each of the Salary Continuation Executives a written and signed release of WBI and Bank of and from all claims and liability arising from or relating to the termination of the Salary Continuation Agreement and the amount paid to the Salary Continuation Executive in connection therewith.

6.16       Bank-Owned Life Insurance. WBI and/or Bank own several Bank-Owned Life Insurance policies (collectively, the “Policies”). WBI shall cause all Policies to be surrendered for cash to the issuing Insurer and to accurately include fully the effects of such termination and surrender in WBI Equity Capital. This Section 6.16 shall not apply to the split dollar agreement governed by Section 6.17.

6.17       Purchase or Terminate Insurance Policies. Prior to the end of the month immediately preceding the Closing, with respect to any split dollar agreement related to any split dollar insurance policy, WBI and Bank shall take all actions necessary to terminate the agreement and surrender the insurance policy pertaining thereto to ensure that neither Bank nor WBI has any liabilities or obligations thereunder after the Effective Time and to accurately include fully the effects of such termination and surrender in WBI Equity Capital including to cause such amounts to be written off Bank’s books prior to the end of the month immediately preceding the Closing. Further, any and all parties to the split dollar agreement and their beneficiary(ies) shall have given a full and unconditional written and signed release of WBI and Bank from any and all liability, claims or damages arising from or related to the split dollar agreement, the insurance policy pertaining thereto. Provided, that all agreements relating to the conveyance of death benefits under any split dollar insurance policy must be mutually acceptable to BSVN and WBI and shall not violate any other agreement, obligation or commitment of WBI or Bank to any current or former director, officer, employee, or agent.

ARTICLE VII.
CONDITIONS PRECEDENT

7.1         Conditions Precedent – All Parties. The respective obligations of all of the parties hereto to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by BSVN, WBI, and the Bank:

(a)          All corporate action necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby including the approval by the shareholders of WBI, shall have been duly and validly taken by all of the parties hereto;

(b)       All necessary regulatory approvals, consents and authorizations required for the transactions contemplated hereby or by any other Transaction Document shall have been obtained and all statutory waiting periods in respect thereof shall have expired, and no such approval shall be conditioned or restricted in any manner which, in the reasonable judgment of BSVN, would materially and adversely affect the operations of the business conducted by either WBI or the Bank; and

(c)       None of the parties hereto shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or any other Transaction Document.

7.2          Conditions Precedent – The Bank. The obligations of WBI and the Bank to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by WBI and the Bank pursuant to Section 8.4 hereof:

(a)          Each of the representations and warranties of BSVN contained in this Agreement that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or, as applicable, true in all material respects only as of such date);

(b)         BSVN shall have performed, in all material respects, its obligations and covenants required to be performed by such Person on or prior to the Closing;

(c)          BSVN shall have delivered to WBI and the Bank a certificate, dated the date of the Closing and signed by the Chairman or President of BSVN to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)          There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document.

7.3         Conditions Precedent – BSVN. The obligation of BSVN to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by BSVN pursuant to Section 8.4 hereof:

(a)         Each of the representations and warranties of WBI and the Bank contained in this Agreement that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or, as applicable, true in all material respects only as of such date);

(b)         WBI and the Bank shall have performed, in all material respects, its obligations and covenants required to be performed by such Person on or prior to the Closing;

(c)          WBI and the Bank shall have delivered to BSVN a certificate, dated the date of the Closing and signed by an executive officer of WBI and the Bank, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) that relate to WBI and the Bank have been satisfied;

(d)          The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 7.1(b) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated by this Agreement under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which WBI or the Bank is a party or is otherwise bound shall have been obtained;

(e)          Each of Randy Barrett and Judy Felder shall have executed and delivered to BSVN a Restrictive Covenant Agreement consistent with that set forth as Exhibit C;

(f)          There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document;

(g)          There shall not have occurred between the date of this Agreement and the Closing Date, a change in the business, financial condition or operations of the Bank which, either individually or in the aggregate, constitutes a Material Adverse Effect; and

(h)        Holders of no more than 5% of the outstanding shares of WBI Common Stock, determined as of the date hereof, shall have elected to exercise dissenters’ rights under Sections 1090.1(G) and 1091 of the OGCA.

ARTICLE VIII.
TERMINATION, WAIVER AND AMENDMENT

8.1       Termination. This Agreement may be terminated:

(a)          at any time on or prior to the Closing, by the mutual consent in writing of BSVN, WBI and the Bank;

(b)        at any time on or prior to the Closing, by BSVN in writing if WBI or the Bank has, or by WBI in writing if BSVN has, breached (i) any material covenant or undertaking contained herein, or (ii) any representation or warranty contained herein in any material respect, if such breach is incapable of cure or has not been cured by the earlier of 30 days following written notice of such breach to the breaching party or the Closing;

(c)          at any time, by BSVN or WBI in writing, if any of the applications for prior approval referred to in Section 5.2(b) hereof are denied, or in the case of termination by BSVN, is approved in a manner which does not satisfy the requirements of Section 7.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Closing;

(d)         by BSVN or WBI in writing, if the Closing has not occurred by the close of business on December 31, 2021; provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.

8.2         Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall become void and have no effect, except that (i)  Article IX in its entirety shall survive any such termination; and (ii) a termination pursuant to Section 8.1(b) shall not relieve the breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

8.3        Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and provisions in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing for a period ending on the 18-month anniversary of the Effective Date; provided, that the covenants included in Section 6.8 (Indemnification; Insurance) shall survive for the period specified therein, the covenants and provisions contained in Article IX shall survive indefinitely, and the covenants set forth in each of the Restrictive Covenant Agreements shall survive according to the terms of the particular Restrictive Covenant Agreement.

8.4          Waiver. Each party hereto by written instrument may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iii) the performance by the other party of any of its obligations set forth herein.

8.5         Amendment or Supplement. This Agreement may be amended or supplemented at any time by a mutual agreement in writing executed by all of the parties hereto.

ARTICLE IX.
INDEMNIFICATION

9.1       Indemnification.

(a)          Subject to clause (b) of this Section 9.1 and to Section 9.2, each of the holders of WBI Acquisition Shares (as represented by the Representative and solely from and to the extent of the amount in the Escrow Account) shall indemnify BSVN, its Affiliates and their respective directors and officers against, and hold them harmless from, any loss, liability, claim, damage or expense, including, without limitation, reasonable legal fees and expenses (“Damages”) suffered or incurred by any such Person for or on account of or arising from or in connection with:

(i)        any breach of any covenant of WBI or Bank contained in this Agreement or any other Transaction Document that has not expired in accordance with Section 8.3, or

(ii)        any breach of any representation or warranty of WBI or Bank contained in this Agreement or any other Transaction Document, or any certificate of WBI and/or the Bank delivered pursuant hereto or thereto, that has not expired in accordance with Section 8.3.

(b)       Notwithstanding clause (a) of this Section 9.1 and subject to Section 9.2, (i) Damages shall not include any consequential damages (including damages for lost profits) or punitive damages (other than consequential or punitive damages awarded to any third party against an Indemnified Party (as defined below)) and (ii) the amount of any Damages for which indemnification is provided under this Section 9.1 shall be reduced by any amounts received by an Indemnified Party seeking indemnification under this Section 9.1 under insurance policies with respect to such Damages, net of the costs of collection of such insurance proceeds and any deductibles.

9.2       Limitations on Amount of Indemnification.

(a)          Notwithstanding anything contained in Section 9.1 to the contrary, there shall be no liability for indemnification under Section 9.1 unless and to the extent the aggregate amount of Damages exceeds $50,000 (the “Indemnity Threshold”), except as to any claim for breach of any covenant, representation or warranty pertaining to or arising from Sections 2.8, 4.9, 4.14, 6.15, 6.16 and 6.17.

(b)          In no event shall the aggregate amount of Damages paid pursuant to Section 9.1 hereof exceed $250,000.

9.3          Indemnification Procedures. All claims or demands for indemnification under this Article IX (“Claims”) shall be asserted and resolved as follows:

(a)        In the event a party to this Agreement (an “Indemnified Party”) has a Claim against another party to this Agreement (an “Indemnifying Party”) hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to the Indemnifying Party (which in the case of a claim against any holder of WBI Acquisition Shares shall be the Representative). If the Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined below) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 9.3(a), the Indemnified Party shall have 30 days to respond in a written statement to the objection of the Indemnifying Party. If after such 30-day period there remains a dispute as to any Claims, the parties shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b)         In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim (which in the case of a claim against any holder of WBI Acquisition Shares shall be the Representative), specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party’s sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

9.4       Treatment of Indemnification Payments. Notwithstanding anything to the contrary contained in this Agreement, the amount of any Damages for which indemnification is provided under this Article IX shall be reduced by any amounts actually received by the Indemnified Party seeking indemnification under this Article IX under insurance policies (other than self-insurance arrangements) with respect to such Damages, net of any deductibles.

9.5       Exclusive Remedies. Remedies provided in this Article IX, subject to the limitations set forth herein, shall, from and after the Closing, be the sole and exclusive monetary remedies of BSVN, its Affiliates and their respective directors and officers with respect to the transactions contemplated by this Agreement except in the case of fraud or willful misrepresentation.

ARTICLE X.
MISCELLANEOUS

10.1        Appointment of Representative. By virtue of the adoption and approval of this Agreement and the receipt of any portion of the Acquisition Consideration Per Share pursuant to this Agreement, and without any further action of the shareholders of WBI pursuant hereto, each of the holders of WBI Acquisition Shares shall be deemed to have appointed Randy Barrett or, in the event of his death, inability or unwillingness to act, Judy Felder, as such shareholder’s agent and attorney-in-fact (the “Representative”) with respect to any and all actions and decisions specified in or contemplated by this Agreement or necessary in the judgment of the Representative for the accomplishment of the foregoing, including, without limitation, the actions and decisions contemplated under Sections 2.7 and 2.8, and Article IX hereof, and agrees to be bound by any actions or decisions taken by the Representative with respect thereto. The Representative shall have full power and authority on behalf of each shareholder of WBI described above to take any and all actions on behalf of, execute any and all instructions on behalf of and execute or waive any and all rights of such shareholders under this Agreement. The Representative may use the Representative Reserve Fund to satisfy any Representative Expenses incurred in connection with his role as the Representative, with any balance of the Representative Reserve Fund not used for such purpose to be disbursed in accordance with Section 2.7. The Representative shall have no liability to any shareholder of WBI described above for any action taken or omitted to be taken on behalf of such shareholder pursuant to this Agreement. The appointment of the Representative shall be irrevocable and is coupled with an interest, except that a successor to the Representative may be appointed by a written instrument signed and acknowledged by a majority in interest of such shareholders or their legal representatives, in form and substance reasonably satisfactory to BSVN and delivered to BSVN and the Escrow Agent.

10.2       Expenses. Except as expressly provided in this Agreement, each of BSVN, WBI and Bank shall bear and pay all of their own costs and expenses incurred by them in connection with the transactions contemplated by this Agreement and the regulatory applications required to effect the transactions provided for herein, including, in each case, regulatory application and related fees, fees and expenses of brokers and advisers, financial consultants, accountants and attorneys.

10.3       Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents, and the Confidentiality Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

10.4       Assignment; Successors; Third-Party Beneficiaries. None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. It is the express intent of the parties hereto that the Restrictive Covenant Agreement be to the benefit of and enforceable by BSVN’s Affiliates as provided therein, and that the Indemnified Parties be third-party beneficiaries of Section 6.8(a) hereof and the obligations of BSVN thereunder may be enforced by each of them. Except as expressly provided in the immediately foregoing sentence, nothing in this Agreement is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

10.5       Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other party shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. Accordingly, it is agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement (including the Exhibits hereto) or applicable law.

10.6       Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, including any administrative costs of an arbitration in addition to any other relief to which it may be entitled.

10.7       Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by certified or other USPS trackable mail, postage prepaid, or sent by email, addressed as follows:

If to WBI or the Bank, to:

Watonga Bancshares, Inc.
Cornerstone Bank
115 West A Street
Watonga, Oklahoma 73772
Email: randybarrett@hotmail.com
Attn: Mr. Randy Barrett, Chairman

With a required copy to:

McAfee & Taft A Professional Corporation
Tenth Floor, Two Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102
Email: bruce.crum@mcafeetaft.com and matt.brown@mcafeetaft.com
Attn: C. Bruce Crum and Matthew K. Brown

If to the Representative, to:

Randy Barrett
P.O. Box 164
South Fork, CO  81165
Email: randybarrett@hotmail.com

With a required copy to:

McAfee & Taft A Professional Corporation
Tenth Floor, Two Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102
Email: bruce.crum@mcafeetaft.com and matt.brown@mcafeetaft.com
Attn:  C. Bruce Crum and Matthew K. Brown

If to BSVN, Bank7 to:

Bank7 Corp.
c/o Bank7
1039 N.W. 63rd
Oklahoma City, Oklahoma 73116
Email: ttravis@bank7.com and JT.Phillips@bank7.com
Attn: Tom Travis & J.T. Phillips

With a required copy to:

Paul Foster Law Offices, P.C.
2150 McKown Dr.
Norman, OK 73072
Email: prf@fgblaw.com
Attn: Paul Foster

10.8       Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. An electronic or scan and email transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

10.9       Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, BSVN may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Bank set forth herein provided that (i) the consideration to be paid to the holders of WBI Acquisition Shares is not thereby changed in kind or reduced in amount as a result of such modification or alters the taxation of any amounts to be received by the holders of WBI Acquisition Shares and (ii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to BSVN’s obligations set forth in Section 7.1 and Section 7.3 hereof.

10.10     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

10.11     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

[SIGNATURE PAGE TO SHARE ACQUISITION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

"BSVN"	BANK7 CORP.

	By:	/s/ Thomas L. Travis
Thomas L. Travis, President & CEO

"WBI"	WATONGA BANCSHARES, INC.

	By:	/s/ Randy Barrett
Randy Barrett, Chairman

"BANK"	CORNERSTONE BANK

	By:	/s/ Randy Barrett
Randy Barrett, Chairman

"REPRESENTATIVE"	/s/ Randy Barrett
Randy Barrett, solely in the capacity as the Representative

EXHIBIT A

CERTIFICATE OF SHARE ACQUISITION

Bank7 Corp., an Oklahoma corporation, pursuant to Section 1090.1 of the Oklahoma General Corporation Act (the “Act”),

DOES HEREBY CERTIFY:

FIRST.          The name and jurisdiction of incorporation of each corporation which is a party to the Share Acquisition Agreement, dated October 6, 2021 (the “Agreement”), is Bank7 Corp., an Oklahoma corporation (“BSVN”), and Watonga Bancshares, Inc., Watonga, Oklahoma, an Oklahoma corporation (“WBI”).

SECOND. The Agreement has been adopted, approved, certified, executed and acknowledged in accordance with the provisions of Section 1090.1 of the Act.

THIRD.          BSVN is acquiring all the outstanding shares of WBI as of the Effective Time (as defined below).

FOURTH. There are no amendments or changes in the Certificates of Incorporation of BSVN or WBI to be effected by the Agreement.

FIFTH.          An executed Agreement is on file at the principal place of business of BSVN and WBI.  The address of the principal places of business of BSVN and WBI are:

Bank7 Corp.
1039 N.W. 63rd
Oklahoma City, Oklahoma 73116

Watonga Bancshares, Inc.
115 West A Street
Watonga, Oklahoma 73772

SIXTH.          A copy of the Agreement will be furnished by BSVN and WBI on request and without cost to any shareholder of the respective corporation.

SEVENTH. That the Agreement and the share acquisition being effected pursuant to the Agreement shall become effective as of 12 a.m., Oklahoma City, Oklahoma Time on                           , 2021 (the “Effective Time”).

Exhibit A to the Share Acquisition Agreement	A-1

Bank7 Corp.

By:
, (title)

ATTEST:

, Secretary

Exhibit A to the Share Acquisition Agreement	A-2

EXHIBIT B

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made this        day of          , 2021, by and among Bank7 Corp., an Oklahoma corporation (“BSVN”), Randy Barrett, solely in the capacity as the representative (the “Representative”) of each of the former holders of the “WBI Acquisition Shares” (which excludes “Dissenting Shares”) of Watonga Bancshares, Inc., an Oklahoma corporation (“WBI”), and The Bankers Bank, Oklahoma City, Oklahoma, together with any successors in such capacity (the “Escrow Agent”).

BSVN, WBI, and the Representative are parties to that certain Share Acquisition Agreement, dated as of the 6th day of October, 2021, (the “Share Acquisition Agreement”), pursuant to which BSVN is acquiring all of the issued and outstanding shares of WBI Common Stock. This Agreement is being executed and delivered by the parties pursuant to the Share Acquisition Agreement. Certain capitalized terms used in this Agreement are defined in Section 1 of this Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Share Acquisition Agreement as in effect on the date of this Agreement.

In consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

1.           Certain Defined Terms. As used in this Agreement the following terms shall have the following meanings:

“Claim Notice” shall have the meaning set forth in Section 4(a) of this Agreement.

“Counter Notice” shall have the meaning set forth in Section 4(a) of this Agreement.

“Direction Letter” means a joint letter of direction executed by the Representative and BSVN. A Direction Letter shall (i) clearly identify itself as a Direction Letter delivered pursuant to this Agreement, and (ii) may direct the Escrow Agent to pay all or a specified portion of the Escrow Fund (and if less than all of the Escrow Fund, the Direction Letter shall clearly state the net amount payable) to a specified Person or Persons at a specified time or times and in a specified manner or manners, and (iii) may contain such other directions to the Escrow Agent as may be required by this Agreement, reasonably requested by the Escrow Agent or mutually agreeable to BSVN and the Representative (or either of them).

“Escrow Account” shall have the meaning set forth in Section 3(a) of this Agreement.

“Escrow Agent” shall have the meaning set forth in the preamble to this Agreement.

“Escrow Claim” shall have the meaning set forth in Section 4(a) of this Agreement.

“Escrow Claim Period” shall have the meaning set forth in Section 5 of this Agreement.

Exhibit B to the Share Acquisition Agreement	B-1

“Escrow Fund” shall have the meaning set forth in Section 3(a) of this Agreement.

“Escrow Income” shall have the meaning set forth in Section 3(d) of this Agreement.

“Final Order” shall have the meaning set forth in Section 4(b) of this Agreement.

“Indemnitee” shall have the meaning set forth in Section 4(a) of this Agreement.

“WBI Acquisition Shares” shall have the meaning set forth in Section 1.1 of the Share Acquisition Agreement.

2.           Appointment of Escrow Agent. Representative and BSVN hereby designate and appoint the Escrow Agent to serve in accordance with the terms and conditions of this Agreement, and the Escrow Agent hereby agrees to act as such, upon the terms and conditions provided in this Agreement.

3.          Escrow Fund.

(a)          Deposit of Escrow Fund. Concurrently with the execution and delivery of this Agreement, BSVN shall deliver or cause to be delivered to the Escrow Agent in accordance with the terms of the Share Acquisition Agreement, immediately available funds in the amount of two hundred fifty thousand dollars ($250,000) into an escrow account (the “Escrow Account”). Such deposit shall be accompanied by a statement signed by the Representative setting forth the name and address of each Shareholder, and the amount of such deposit attributable to the interest of each such Shareholder. Representative shall be responsible for keeping the Escrow Agent advised in writing of any changes to the location information of any Shareholder. The amount deposited into the Escrow Account, together with any proceeds of investments thereof, that may be held in the Escrow Account from time to time are hereinafter referred to collectively as “Escrow Fund.” The Escrow Agent shall keep appropriate records to reflect the current value from time to time of the Escrow Fund, including appropriate adjustments for disbursements and income earned or losses in respect thereof. Subject to the Escrow Agent’s right to resign pursuant to Section 6 hereof, the Escrow Fund shall be held by the Escrow Agent pursuant to this Agreement as recourse for certain indemnification obligations of the Shareholders under Sections 9.1(a) of the Share Acquisition Agreement. Without limiting the foregoing, the Escrow Agent will not make any payment from or distribution of the Escrow Fund except as and in the manner expressly provided by this Agreement.

(b)          Rights to Escrow Fund. Except as expressly provided herein, none of BSVN, the Representative, the Shareholders, or any of their respective Affiliates, shall have any right, title or interest in or possession of any of the Escrow Fund. Therefore, none of BSVN, the Representative, the Shareholders, or any of their respective Affiliates, shall have the ability to pledge, convey, hypothecate or grant a security interest in any portion of the Escrow Fund unless and until such assets have been disbursed to such party in accordance with Section 4 hereof, and (ii) until disbursed pursuant to Section 4 hereof, the Escrow Agent shall be in sole possession of the Escrow Fund and will not act or be deemed to act as custodian for any party for purposes of perfecting a security interest therein.

Exhibit B to the Share Acquisition Agreement	B-2

(c)          Investment of Escrow Funds. The Escrow Agent will invest any funds in the Escrow Account in certificates of deposit issued by any such bank(s) as BSVN and the Representative shall jointly designate to the Escrow Agent in writing; provided, however, that BSVN and the Representative, are obligated to limit their designation to banks that shall be organized under the laws of the United States or of any state, the deposits of which are insured by the Federal Deposit Insurance Corporation and which has capital, surplus and undivided profits aggregating at least $10,000,000. Such certificates of deposit shall have a maturity of six months or less.

(d)       Escrow Income. The Escrow Agent shall retain in the Escrow Account all income, interest, increments and gains arising from the Escrow Fund until termination of the Escrow. Upon termination of the Escrow Fund, the Escrow Agent shall distribute to the Shareholders, pro rata based upon their respective Pro Rata Portion of the Escrow Fund to be distributed, an amount equal to 100% of all income, interest, increments and gains (if any) of all kinds earned on the Escrow Fund in the Escrow Account (collectively referred to herein as “Escrow Income”).

4.          Disposition of Escrow Fund. The Escrow Fund is being established for the purpose of providing to BSVN additional security for, and as recourse against, certain indemnity obligations of the Shareholders pursuant to Section 9.1(a) of the Share Acquisition Agreement. The Escrow Fund shall be held and disposed of by the Escrow Agent for the benefit of BSVN, the Representative and the Shareholders, as the case may be, as follows:

(a)         Claim Notice. If BSVN or any other person or entity specified in Section 9.1(a) of the Share Acquisition Agreement (each, an “Indemnitee”) has sustained any Damages, BSVN may give written notice (a “Claim Notice”) to the Representative and the Escrow Agent specifying in reasonable detail the nature and dollar amount of the Damages (a “Escrow Claim”) it believes the Indemnitee has against the Escrow Fund. Any such Escrow Claim(s) may be made from time to time for so long as the Escrow Fund is held pursuant to this Agreement. If the Representative gives written notice to BSVN and the Escrow Agent disputing any Escrow Claim (a “Counter Notice”) within 20 calendar days following the receipt by the Escrow Agent and the Representative of the Claim Notice, such Escrow Claim shall be resolved as provided in Section 4(b) below. If no Counter Notice is received by BSVN and the Escrow Agent within such 20-day period, then the dollar amount of the Damages claimed by BSVN as set forth in its Claim Notice shall be deemed established for the purposes of this Agreement and, at the end of such 20-day period, the Escrow Agent shall distribute to BSVN the amount claimed in the Claim Notice from (and only to the extent of) the Escrow Fund.

(b)          Counter Notice. If a Counter Notice is given with respect to an Escrow Claim, the Escrow Agent shall make payment with respect thereto only in accordance with (i) a Direction Letter or (ii) a final written decision of an arbitrator pursuant to Section 8(c) hereof or, if such Section 8(c) is found not to be enforceable, a final nonappealable order of a court of competent jurisdiction (each, a “Final Order”). Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and nonappealable. The Escrow Agent shall act on any such final decision of an arbitrator or a court order and legal opinion without further question.

Exhibit B to the Share Acquisition Agreement	B-3

(c)          Representative’s Expenses. If the Representative incurs any out-of-pocket expenses in connection with the performance of the Representative’s duties under this Agreement or the Share Acquisition Agreement, the Representative may give written notice to the Escrow Agent specifying in reasonable detail the nature and dollar amount of such expenses. If any Escrow Funds remain in the Escrow Account at the end of the Escrow Claim Period (as defined below) after distribution of all amounts due BSVN under Sections 4(a) and 4(b) hereof, the Escrow Agent shall distribute to the Representative the amount claimed in the Representative’s notice from (and only to the extent of) the Escrow Fund.

5.           Termination of Escrow. The escrow provided herein shall terminate on the later to occur of (i) the 18-month anniversary of the Effective Date unless an Escrow Claim shall have been asserted on or before such date which claim is unresolved in accordance with the procedure of Section 4 hereof, in which event the escrow shall continue until the Escrow Claim is resolved in accordance with Section 4(a) above or (ii) the date on which the Escrow Agent makes payment in accordance with the provisions of Section 4(b) above (the “Escrow Claim Period”). Upon termination of the escrow and after any distribution to the Representative pursuant to the last sentence of Section 4(c) above, all remaining Escrow Funds shall be distributed to the former holders of the WBI Acquisition Shares (which does not include any Dissenting Shares), pro rata based upon their respective Pro Rata Portion.

6.         Escrow Agent.

(a)          Protection of Escrow Agent. In consideration of this escrow by the Escrow Agent, the parties agree that:

(i)         the Escrow Agent’s duties and responsibilities shall be limited to those expressly set forth in this Agreement, and the Escrow Agent shall not be subject to, nor obliged to recognize, any other agreement between, or direction or instruction of, any or all of the parties hereto even though reference thereto may be made herein; provided, however, that this Agreement may be amended at any time or times in accordance with Section 8(f) hereof;

(ii)         subject to Sections 3(b) and 8(e) hereof, no assignment of the interest of any of the parties or their successors shall be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to Escrow Agent shall be filed with and accepted by Escrow Agent;

(iii)        the Escrow Agent shall exercise the same degree of care toward the Escrow Fund as it exercises toward its own similar property or similar property held in escrow for the account of others (whichever degree of care is higher), and shall not be held to any higher standard of care under this Agreement;

(iv)        the Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder;

(v)         the Escrow Agent shall be entitled to rely upon any order, judgment, certification, instruction, notice or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or service thereof; the Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature believed by it to be genuine and may assume that any person or entity purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so; the Escrow Agent may act pursuant to the advice of counsel chosen by it with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice;

Exhibit B to the Share Acquisition Agreement	B-4

(vi)        if the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to any property held by it in escrow pursuant to this Agreement which, in the opinion of the Escrow Agent, are in conflict with any of the provisions of this Agreement, the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise by a Direction Letter or Final Order;

(vii)      if the Escrow Agent becomes involved in litigation in connection with this Agreement, it shall have the right to retain counsel, and shall be reimbursed for all reasonable costs and expenses, including its reasonable attorneys’ fees and expenses, incurred in connection therewith; such costs and expenses shall be paid, one-half by the Shareholders (pro rata based upon their respective Pro Rata Portion) and one-half by BSVN; provided, the Escrow Agent shall not be entitled to any reimbursement for its fees and expenses incurred as a result of its gross negligence or willful misconduct and, in the case of litigation between the Shareholders and the Escrow Agent, the Escrow Agent’s right to reimbursement from the Shareholders shall be contingent upon a written finding of an arbitrator pursuant to Section 8(c) hereof or, if such Section 8(c) is found not to be enforceable, an order of a court of competent jurisdiction, that the Escrow Agent acted reasonably with respect to the matter which is the subject of such litigation;

(viii)       the Escrow Agent shall not be liable hereunder for, and BSVN and the Shareholders agree severally (and not jointly) (one-half to be borne by BSVN and the remainder to be borne severally by the Shareholders pro rata based upon their respective Pro Rata Portion) to indemnify the Escrow Agent for and hold it harmless as to, any loss, liability or expense, including reasonable attorneys’ fees and expenses, paid or incurred by the Escrow Agent in connection with the Escrow Agent’s duties under this Agreement, unless such loss, liability or expense was paid or incurred (x) without first obtaining the consent of BSVN and the Representative pursuant to the provisions contained in the last sentence of Section 6(b) hereof or (y) as a result of the Escrow Agent’s gross negligence or willful misconduct;

(ix)         the Escrow Agent may, in its sole and absolute discretion, resign in a manner consistent with Section 6(c) hereof; and

(x)        BSVN and the Representative may jointly remove and replace the Escrow Agent at any time, subject to the provisions of Sections 6(c) and 6(d) hereof.

(b)        Fees and Expenses. The Escrow Agent shall be entitled to receive a fee of $          (the primary escrow fee), payable in advance, in consideration for the performance of its duties hereunder for the period (or any part thereof) commencing with the date of this Agreement through and including the 18-month anniversary of the date of this Agreement. If the escrow has not been terminated as herein provided by or before the 18-month anniversary of the date of this Agreement, the Escrow Agent shall be entitled to receive an additional fee of $1,000 for the performance of its duties hereunder for each 12-month period (or a prorated amount for any part thereof) thereafter until the escrow is terminated. In addition, the Escrow Agent shall be entitled to receive reimbursement, payable quarterly in arrears upon submission to BSVN and the Representative of a reasonably detailed accounting therefor, of all reasonable expenses, disbursements or advances made or incurred by the Escrow Agent in implementing any of the provisions of this Agreement, including its reasonable attorneys’ fees and expenses, except any such expense, disbursement or advance as may arise from the Escrow Agent’s gross negligence or willful misconduct. The foregoing fees and expenses of the Escrow Agent are to be borne one- half by BSVN and one-half by the Shareholders (pro rata by the Shareholders based upon their respective Pro Rata Portion). Notwithstanding the foregoing, BSVN and the Shareholders shall not be obligated to reimburse the Escrow Agent for such expenses (other than expenses described in Section 6(a)(vii) hereof) to the extent they exceed $250 in the aggregate in any calendar year unless BSVN and the Representative shall have previously consented in writing to such additional expenditures.

Exhibit B to the Share Acquisition Agreement	B-5

(c)          Successor Escrow Agent. If the Escrow Agent shall be removed as escrow agent by BSVN and the Representative or shall resign or otherwise cease to act as escrow agent, BSVN and the Representative shall mutually agree upon a successor which successor shall be deemed to be the Escrow Agent for all purposes of this Agreement. In the event of the appointment of a successor to act as Escrow Agent under this Agreement, such successor shall be entitled to a fee for serving in said capacity as may be agreed to in writing by BSVN, the Representative and such successor.

(d)          Survival-of-Obligations. The agreements contained in Section 6(a) hereof and, with respect to amounts accrued prior to termination, withdrawal or removal, Section 6(b) hereof shall survive termination of this Agreement and, with respect to any Escrow Agent, the withdrawal or removal of such Escrow Agent.

7.          Representative Reserve Fund. All amounts payable by the Shareholders pursuant to Sections 6(a)(vii), 6(a)(viii) or 6(b) above shall first be paid on behalf of the Shareholders out of the Representative Reserve Fund to the extent of available funds, and upon the Representative Reserve Fund being exhausted without full payment of such amounts, the Representative shall promptly notify BSVN and the Escrow Agent in accordance with the first sentence of Section 4(c) of this Agreement

8.            Miscellaneous.

(a)          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by certified or other USPS trackable mail, postage prepaid, or sent by email. Notices, demands and communication to BSVN, the Shareholders and the Representative will, unless another address is specified in writing, be sent to the respective address specified in the Share Acquisition Agreement. Notices, demands and communication to the Escrow Agent will, unless another address is specified in writing, be sent or delivered to the address specified below:

Exhibit B to the Share Acquisition Agreement	B-6

Email:

(b)          Governing Law. Subject to the provisions of Section 8(c) below, this Agreement shall be construed and interpreted in accordance with the laws of the State of Oklahoma applicable to contracts made and performed entirely therein.

(c)          Arbitration. The parties shall not be required but may elect, to submit any dispute between the parties related to or arising under this Agreement by agreement between all parties to such dispute to final binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each party shall be responsible for paying its own court costs, attorney’s fees, expert fees and litigation expenses and not those of the opposing party(ies), as may be incurred in connection with any litigation or arbitration arising under or related to this Agreement.

(d)          Counterparts. This Agreement and any amendments thereto may be signed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. Intending that they may conduct business electronically, the parties acknowledge and agree that this Agreement and any valid amendments thereto: (a) may be signed with hand-applied signatures, or with digital, electronic or scanned signatures, and that all such signatures will be legally binding to the same extent as hand-applied signatures, and (b) may be delivered by U.S. mail, or by email in "portable document format" (".pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document. Each Party waives any legal requirement that this Agreement and any valid amendments must be embodied or stored in tangible form, and agrees that electronic reproduction thereof, with signatures as permitted by this Section 8(d), shall be given the same legal force and effect as signed, hardcopy originals.

(e)         Successors and Assigns. Neither the Shareholders, the Representative nor BSVN shall assign or agree to assign or grant to any other party any rights under this Agreement, including without limitation any rights in or to the Escrow Fund, without the prior written consent of the other parties hereto, and this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, personal representatives and permitted assigns.

(f)       Amendment, Waiver, etc. This Agreement may only be amended, modified, altered or revoked by a written instrument, signed by BSVN and the Representative; provided that no amendment or modification will be made to Section 6 hereof without the written consent of the Escrow Agent. BSVN and the Representative agree to give the Escrow Agent advance notice of any amendment or modification to this Agreement and to provide the Escrow Agent promptly with copies of any such amendment or modification.

Exhibit B to the Share Acquisition Agreement	B-7

(g)          Termination. This Agreement shall terminate upon complete distribution of the Escrow Fund in accordance with Section 4 hereof, provided, the provisions of Sections 6 and 8 hereof, shall survive any such termination and continue in full force and effect.

(h)          Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns.

(i)          Third-Party Beneficiaries. Unless expressly provided otherwise by this Agreement, this Agreement is for the sole benefit of the parties hereto and nothing in this Agreement express or implied shall give or be construed to give any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

(j)          Captions. The paragraph captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

(k)         Entire Agreement. This Agreement and the Share Acquisition Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements and understandings, whether oral or written.

*          *          *          *

Exhibit B to the Share Acquisition Agreement	B-8

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the day and year first above written.

BSVN:	BANK7 CORP.

By:
Name:
Title:

REPRESENTATIVE:
Name: , as Representative

ESCROW AGENT:

By:
Name:
Title:

Signature Page to Escrow Agreement

Exhibit B to the Share Acquisition Agreement	B-9

EXHIBIT C

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”), is made and entered into as of this _      day of          , 2021, but effective as of the Closing, by and between Bank7 Corp., an Oklahoma corporation (“BSVN”), and the undersigned (the “Undersigned”) with reference to the following:

WHEREAS, the Undersigned owns shares of common stock, par value $10.00 per share (the “WBI Common Stock”), of Watonga Bancshares, Inc. an Oklahoma corporation (“WBI”);1

WHEREAS, the Undersigned has served as one or more of an officer, director or employee of WBI and/or its wholly-owned subsidiary, Cornerstone Bank, Watonga, Oklahoma (the “Bank”) prior to the closing of the Share Acquisition;

WHEREAS, BSVN has entered into a Share Acquisition Agreement, dated as of the date hereof (the “Acquisition Agreement”), by and among BSVN, WBI, the Bank, pursuant to which all of the issued and outstanding WBI Common Stock will be acquired by BSVN (the “Share Acquisition”); and

WHEREAS, as a condition and inducement to BSVN’s willingness to enter into the Share Acquisition Agreement and consummate the Share Acquisition, the Undersigned has agreed to enter into this Agreement in order to protect the Confidential Information of WBI and the Bank and preserve the business of WBI and the Bank for BSVN and its Affiliates following the Share Acquisition and any subsequent merger of WBI and the Bank with BSVN and its Affiliates.

NOW, THEREFORE, in consideration of the mutual terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BSVN and the Undersigned agree as follows:

1.            Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Share Acquisition Agreement.

2.         Nondisclosure of Confidential Information. The Undersigned acknowledges that he or she has been and may continue to be privy to trade secrets and confidential proprietary information critical to WBI or the Bank, including, without limitation, information developed or used by WBI, the Bank or their Affiliates, including information relating to the business, operations, employees, customers and suppliers of WBI, the Bank and their respective Affiliates. All such information is hereinafter referred to as “Confidential Information.” Provided, the term “Confidential Information” does not include any information that (i) is generally available to and known by the public, (ii) was available on a non-confidential basis from a source other than  Undersigned, or (iii) was independently acquired or developed without violating any laws or obligations under this Agreement. The Undersigned recognizes that all such Confidential Information is the property of WBI, the Bank or their Affiliates. From and after the Closing Date through the fifth anniversary of the Closing Date, the Undersigned shall not, directly or indirectly, without the prior written consent of BSVN, disclose any Confidential Information to any Person other than BSVN, its Affiliates or designees, whether or not such Person is a competitor of BSVN or its Affiliates, and shall use his reasonable best efforts to protect the confidentiality of, any Confidential Information obtained by, or which has come to the knowledge of, the Undersigned prior or subsequent to the date hereof. Notwithstanding any provision in this Agreement to the contrary, the Undersigned shall be authorized to disclose Confidential Information (i) as may be required by law or legal process or in any criminal proceeding against him, or (ii) with the prior written consent of BSVN.

1This statement not to be included in Greg France’s Restrictive Covenant Agreement.

Exhibit C to the Share Acquisition Agreement	C-2

3.           Non-Competition.2 From and after the Closing Date through the second anniversary of the Closing Date (the “Covered Period”), the Undersigned agrees not to (either personally or by or through his/her agent), directly or indirectly, with or without compensation, engage in, be employed by or have any interest in (whether as a shareholder, director, officer, employee, subcontractor, partner, consultant, proprietor, agent or otherwise) any federally insured depository institution or an Affiliate of such insured institution having an office located, or any employees principally doing business, in Blaine County, Oklahoma or any county contiguous thereto (a “Prohibited Business”). In addition, the Undersigned shall not, by loans, distributions, guarantees or otherwise, provide or make available funds, directly or indirectly, to a third party, which funds are to be used, in whole or in part, to invest in or operate a Prohibited Business. Provided, however, that the foregoing shall not (i) prevent or otherwise restrict the Undersigned from owning, directly or indirectly, in the aggregate (or providing funds to a third party to acquire), not more than 1% of any class of securities of any Prohibited Business or its Affiliates solely as a passive investment so long as such securities are listed for trading on NASDAQ in the over-the- counter market or are traded on a national securities exchange, (ii) prohibit the Undersigned from engaging in his principal line of business that might transact business with a Prohibited Business, or (iii) require the Undersigned to divest ownership in any Prohibited Business to the extent that such ownership exists as of the date of this Agreement.

4.          Non-Solicitation. During the Covered Period, the Undersigned shall not, either personally or by or through his/her agent or by email or other electronic messaging, letters, circulars or advertisements and whether for himself/herself or on behalf of any other person, hire, solicit or seek to hire any employee of WBI, the Bank, or BSVN or any Affiliate of BSVN, or any individual who was an employee of the Bank during the six-month period prior to the Closing Date, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with the Bank, BSVN or any of its Affiliates or to become employed in any business or activities likely to be competitive with the business of BSVN or any of its Affiliates. Additionally, during the Covered Period, the Undersigned shall not, for himself/herself or on behalf of any person, directly or indirectly solicit, divert or attempt to solicit or divert any established customer of the Bank or BSVN (who was an established customer of the Bank or BSVN, or any of their respective Affiliates, during the most recent one-year period preceding the later of the date of this Agreement or the date of any action in violation of this section) for the purpose of causing such customer to reduce or refrain from doing any business with the Bank, BSVN or its Affiliates. The Undersigned further agrees that, during the Covered Period, he/she will not, directly or indirectly, request or advise any established customers of the Bank, BSVN or any of its Affiliates to withdraw, curtail or cancel their business with the Bank, BSVN or such Affiliate. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the customers or employees of the Bank, BSVN or its Affiliates.

2 Section 3 not to be included in Greg France’s Restrictive Covenant Agreement with the identical “Covered Period” definition placed in Section 4.

Exhibit C to the Share Acquisition Agreement	C-3

5.          Remedies. The Undersigned acknowledges and understands that Sections 2 and 3 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause BSVN irreparable harm. In the event of a breach or threatened breach by the Undersigned of the provisions of this Agreement, BSVN shall be entitled to pursue an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting BSVN from pursuing, or limiting BSVN’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Undersigned.

6.           Undersigned’s Representations. The Undersigned hereby represents and warrants to BSVN that the execution, delivery and performance of this Agreement by the Undersigned does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Undersigned is a party or any judgment, order or decree to which the Undersigned is subject.

7.         Successors Bound; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective officers, employees, agents, successors and assigns. This Agreement may not be assigned without the written consent of each of the parties hereto; provided, BSVN shall not be required to obtain the Undersigned’s consent in the event of an assignment of this Agreement to a successor to the business of BSVN, WBI or the Bank, or any successor by operation of law as a result of a merger or similar corporate transaction in which WBI, Bank, BSVN or its Affiliate is a party or in connection with the transfer of all or substantially all of the assets or capital stock of WBI, Bank, BSVN or its Affiliate.

8.           Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Exhibit C to the Share Acquisition Agreement	C-4

9.          Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein.

10.         Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument. An email or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

11.         Amendment and Waiver. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.         Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by certified or other USPS trackable mail, postage prepaid, or sent by email, addressed as follows:

If to the Undersigned, to:

Email:

If to BSVN, to:

Bank7 Corp. c/o Bank7
1039 N.W. 63rd
Oklahoma City, OK 73116
Attn: J.T. Phillips and Tom Travis
ttravis@bank7.com and JT.Phillips@bank7.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Exhibit C to the Share Acquisition Agreement	C-5

13.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

14.          Effectiveness; Termination. This Agreement shall be effective for all purposes as of the close of business on the Closing Date. This Agreement shall, without any further action of the parties, terminate immediately if the Acquisition Agreement is terminated pursuant to its terms and the Share Acquisition does not become effective.

Exhibit C to the Share Acquisition Agreement	C-6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BSVN:

BANK7 CORP.

By:

Name:

UNDERSIGNED:

Name:

[SIGNATURE PAGE TO RESTRICTIVE COVENANT AGREEMENT]

Exhibit C to the Share Acquisition Agreement	C-7

EXHIBIT D

SHAREHOLDER VOTING AGREEMENT

October 6, 2021

Bank7 Corp.
1039 N.W. 63rd
Oklahoma City, OK 73116

Ladies and/or Gentlemen:

The undersigned shareholder of Watonga Bancshares, Inc., an Oklahoma corporation (“WBI”), which owns and controls 100% of the outstanding capital stock of Cornerstone Bank, Watonga, Oklahoma, an Oklahoma banking corporation (the “Bank”), understands that Bank7 Corp., an Oklahoma corporation (“BSVN”), is concurrently herewith entering into a Share Acquisition Agreement (the “Acquisition Agreement”) with WBI, the Bank and Randy Barrett, solely in his capacity as Representative (as defined therein). Subject to the terms and conditions of the Acquisition Agreement, BSVN will acquire all of the issued and outstanding shares of common stock of WBI (the “WBI Common Stock”) and thereby wholly own and control the Bank.

Capitalized terms used but not defined herein shall have the meanings given to them in the Acquisition Agreement. The obligations of the undersigned pursuant to this Shareholder Voting Agreement (the “Agreement”) shall terminate upon the earlier of (a) consummation of the Share Acquisition, or (b) the termination of the Acquisition Agreement unless the Acquisition Agreement is terminated by BSVN in accordance with Section 8.1(b) of the Acquisition Agreement.

1.          In order to induce BSVN to enter into the Acquisition Agreement, and intending to be legally bound hereby, the undersigned hereby represents, warrants and agrees that at the meeting of WBI’s shareholders contemplated by Section 6.6 of the Acquisition Agreement and any adjournment thereof or shareholder consent in lieu of meeting, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Acquisition Agreement all of the shares of WBI Common Stock beneficially owned or controlled by the undersigned individually (including any shares of WBI Common Stock owned by entities controlled by the undersigned) and, to the extent of the undersigned’s proportionate voting interests, shares of WBI Common Stock jointly owned with other persons, as well as (to the extent of the undersigned’s proportionate voting interest) any other shares of WBI Common Stock over which the undersigned may hereafter acquire beneficial ownership or control (collectively, the “Shares”). The undersigned further agrees that he will use his best efforts to cause any other shares of WBI Common Stock over which he has or shares voting power to be voted in favor of the Acquisition Agreement.

2.           The undersigned represents warrants and agrees that he will vote in favor of the termination of any and all shareholder’s agreement(s) binding the shareholders of WBI in connection with WBI Common Stock, which termination shall be effective immediately prior to the Effective Time. Or alternatively, that there exists no such shareholder agreement and the undersigned will not vote for Bank to adopt or enter into, nor will the undersigned agree to, sign, or otherwise enter into any such shareholder agreement.

Exhibit D to the Share Acquisition Agreement	D-1

3.          The undersigned represents and warrants that he has or shares the beneficial ownership or voting control of the number of shares of WBI Common Stock set forth opposite his name on Schedule A hereto (which schedule includes shares of WBI Common Stock held by entities controlled by the undersigned). The undersigned further represents, warrants and agrees that until the earlier of (a) the consummation of the transactions contemplated by the Acquisition Agreement, or (b) the termination of this Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

(a)          vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of (i) any other sale, assignment, transfer or other disposition of any of the Shares, or any merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving WBI or the Bank, that would have the effect of any Person, other than BSVN or an Affiliate of BSVN, acquiring Control (as defined below) over WBI or the Bank, or any substantial portion of the assets or deposits of WBI or the Bank; (ii) any acquisition or purchase from WBI, the Bank or any other Person by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”)) of more than a 15% interest in the total outstanding voting securities of WBI or the Bank or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding voting securities of WBI or the Bank, any sale, assignment, transfer or other disposition of the Shares, or any merger, consolidation, business combination or similar transaction involving WBI or the Bank pursuant to which the shareholders of WBI immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets or deposits of WBI or the Bank; or (iv) any liquidation or dissolution of WBI or the Bank; or

(b)          sell, assign, transfer or otherwise dispose of any of the Shares, or cause or permit any of the Shares to be sold, assigned, transferred or otherwise disposed of, whether such shares of WBI Common Stock are owned of record or beneficially by the undersigned on the date hereof (including shares held by entities controlled by the undersigned) or are subsequently acquired, except (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for gifts by the undersigned, subject to the donee expressly assuming the obligations of the undersigned arising under this Agreement; (iii) for sales, assignments, transfers or other dispositions necessitated by hardship, with the prior written consent of BSVN (which consent will not be unreasonably withheld), provided that such transferee agrees to be bound by the terms hereof; or (iv) as BSVN may otherwise agree in writing.

As used herein, the term “Control” means (A) the ability to direct the voting of 10% or more of the outstanding voting securities of a Person having ordinary voting power in the election of directors or in the election of any other body having similar functions, or (B) the ability to direct the management and policies of a Person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

4.          The undersigned represents that (a) he has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement and that this Agreement does not conflict with the terms of any other agreement, understanding or document to which he is a party; (b) this Agreement constitutes a valid and binding agreement with respect to the undersigned, enforceable against the undersigned in accordance with its terms; (c) to the extent the Shares are owned individually, he has either sole and unrestricted voting power with respect to the Shares or such voting power is shared with another person entering into an agreement substantially identical to this Agreement, and (d) to the extent the Shares are owned by an entity identified on Schedule A, he controls the manner in which the entity can vote the Shares.

Exhibit D to the Share Acquisition Agreement	D-2

5.          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. It is accordingly agreed that BSVN shall be entitled to seek such an injunction or injunctions to prevent breaches of this Agreement by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which BSVN is entitled at law or in equity.

6.          It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction

7.          This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. An email or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

8.           This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.  If any provision hereof is deemed unenforceable by a court of law the enforceability of the other provisions of this Agreement shall not be affected.

9.           It is a condition to the effectiveness of this Agreement that the Acquisition Agreement shall have been executed and delivered by the parties thereto.

Very truly yours,

Name:

Exhibit D to the Share Acquisition Agreement	D-3

Accepted and Agreed:

“BSVN”	BANK7 CORP.

By:
Name:
Title:

Exhibit D to the Share Acquisition Agreement	D-4

Schedule A – Shares Held by Shareholder

Name of Shareholder	Number of Shares Held Individually or in Controlled Entities	Percentage of WBI Common Stock

Voting Agreement Total		%

Exhibit D to the Share Acquisition Agreement	D-5

EXHIBIT E

CERTIFICATE OF DISSOLUTION
(Dissolving WBI)

CERTIFICATE OF DISSOLUTION
OF
WATONGA BANCSHARES, INC.
AN OKLAHOMA CORPORATION

TO THE OKLAHOMA SECRETARY OF STATE:
The undersigned hereby executes the following articles for the purpose of dissolving an Oklahoma corporation pursuant to the provisions of Title 18, Section 1096:

1.	The name of the corporation is Watonga Bancshares, Inc. (“WBI”).

2.	The date of the filing of WBI’s original Articles of Incorporation with the Oklahoma Secretary of State was April 17, 1979.

3.	The name and street address of the registered agent for service of process in the State of Oklahoma is: Lynn Barrett, 115 West A Street, Watonga, Oklahoma 73772.

4.
The dissolution has been authorized by the board of directors and shareholders of the corporation, in accordance with subsections A and B of Section 1096 of the Oklahoma General Corporation Act, authorized the dissolution in writing, to become effective as set forth below.

5.	The names and addresses of the directors and officers of the corporation: ____________.

6.
The effective date and time of the dissolution shall be the later of ______ _.m. the ___ day of __________, 2021, or the date and time of filing of this Certificate with the Oklahoma Secretary of State.

IN WITNESS WHEREOF, WBI has caused this Certificate of Dissolution to be executed and acknowledged the          day of          , 2021,.

By:

ATTEST:

Exhibit E to the Share Acquisition Agreement	E-6

EXHIBIT F

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (the “Bank Merger Agreement” or this “Agreement”) is made and entered into as of the         day of          , 2021, by and between Bank7, Oklahoma City, Oklahoma, an Oklahoma chartered banking corporation organized and existing under the laws of the State of Oklahoma with deposits insured by the Federal Deposit Insurance Corporation (“Bank7”), and Cornerstone Bank, Watonga, Oklahoma, an Oklahoma chartered banking corporation organized and existing under the laws of the State of Oklahoma with deposits insured by the Federal Deposit Insurance Corporation (“Cornerstone”).
W I T N E S S E T H:

WHEREAS, Bank7 has authorized capital stock consisting of 200,000 shares of common stock, par value $0.25 per share, all of which shares are currently issued and outstanding;

WHEREAS, Cornerstone is an Oklahoma banking corporation duly organized and existing under the laws of the State of Oklahoma, having an authorized capital stock consisting of 75,000 shares of common stock, par value $10.00 per share, all of which are issued and outstanding (the “Cornerstone Common Stock”);

WHEREAS, Cornerstone Common Stock is owned and held by Cornerstone’s duly registered bank holding company, Watonga Bancshares, Inc. (“WBI”) an Oklahoma corporation, and Bank7’s common stock is owned and held by Bank7’s duly registered bank holding company, BSVN;

WHEREAS, Cornerstone and WBI have entered into a Share Acquisition Agreement (the “Acquisition Agreement”) with BSVN, providing for the acquisition by BSVN of all of the issued and outstanding shares of WBI stock and thereby also acquiring control of all of the issued and outstanding shares of Cornerstone Common Stock (the “Share Acquisition”); and

WHEREAS, the Acquisition Agreement provides that immediately following the Effective Time of the Share Acquisition and conditional upon the consummation of the Share Acquisition, WBI’s corporate existence shall be dissolved according to law and WBI liquidated into BSVN (the “WBI Liquidation”), and thereupon Cornerstone will immediately be merged with and into Bank7 pursuant to the terms of this Agreement and in accordance with the laws of the United States of American and the State of Oklahoma, as applicable.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

Exhibit F to the Share Acquisition Agreement	F-1

The Bank Merger and Related Matters

1.1         The Conditional Bank Merger. At the Effective Time (as defined below) and provided that the Share Acquisition and WBI Liquidation shall have been consummated, Cornerstone shall be merged with and into Bank7 (the “Bank Merger”), and Bank7 shall be (and is hereinafter sometimes referred to as) the “Resulting Bank,” which shall have the name “Bank7.”

1.2         Effective Time. The Bank Merger shall become effective at such time as the parties hereto shall determine, subject to the obtaining of all required shareholder and regulatory approvals and the expiration of any waiting periods (the “Bank Merger Effective Time”); provided, in no event shall the Bank Merger become effective until after the Effective Time of the Share Acquisition and of the WBI Liquidation.

1.3        Effect of Merger. At the Bank Merger Effective Time, all rights, franchises and interests of Cornerstone in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in and to Bank7 as the Resulting Bank by virtue of the Bank Merger without any deed or other transfer. Bank7 as the Resulting Bank, upon the Bank Merger and without any order or any other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Cornerstone immediately prior to the Bank Merger. Bank7 as the Resulting Bank shall be liable for all liabilities of Cornerstone; all debts, liabilities, obligations and contracts of Cornerstone, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Cornerstone, as the case may be, shall be those of Bank7 as the Resulting Bank and shall not be released or impaired by the Bank Merger; and all rights of creditors and other obligees and all liens on property of Cornerstone shall be preserved unimpaired.

1.4       Additional Actions. If, at any time after the Bank Merger Effective Time, Bank7 shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm of record or otherwise in Bank7 its right, title or interest in, to or under any of the rights, properties or assets of Cornerstone acquired or to be acquired by Bank7 as a result of, or in connection with, the Bank Merger or (ii) to otherwise carry out the purposes of this Agreement, Cornerstone and its officers and directors shall be deemed to have granted to Bank7 an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Bank7 and otherwise to carry out the purposes of this Agreement. The officers and directors of Bank7 are fully authorized in the name of Cornerstone or otherwise to take any and all such actions.

Exhibit F to the Share Acquisition Agreement	F-2

1.5          Cancellation of Shares. All of the Cornerstone Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall by virtue of the Bank Merger, and without any further action on the part of the holders thereof, cease to be outstanding, and shall be automatically cancelled and shall cease to exist, and no consideration shall be paid or delivered with respect thereto.

Articles of Association and Bylaws

1.6          Articles of Association. The Amended Certificate of Incorporation of Bank7, as in effect immediately prior to the Bank Merger Effective Time, shall be the Articles of Association of the Resulting Bank, unless and until further amended as provided by law and such Articles of Association.

1.7          Bylaws. The Bylaws of Bank7 as amended, as in effect immediately prior to the Bank Merger Effective Time, shall continue to be the Bylaws of the Resulting Bank until altered, amended or repealed as provided by law, the Articles of Association of the Resulting Bank and said Bylaws.

Directors and Officers

1.8          Directors. The names of the directors of the Resulting Bank are set forth on Appendix I hereto.

1.9          Officers. The names of each of the officers of the Resulting Bank are set forth on Appendix II hereto.

1.10       Tenure of Directors and Officers. The directors and the officers of the Resulting Bank shall hold office until the next annual meetings of shareholders and directors, respectively, subject to the provisions of the laws of the United States of America and subject to the Articles of Association as amended and Bylaws as amended of the Resulting Bank.

Post-Merger Offices and Capitalization of Resulting Organization

1.11       Offices of Resulting Bank. At the Bank Merger Effective Time the main banking office of the Resulting Bank will be located at1039 NW 63rd St., Oklahoma City, Oklahoma County, Oklahoma 73116. Full-service branch offices of the Resulting Bank will be located at the addresses specified in Appendix III hereto.

1.12     Capital Stock. At the Bank Merger Effective Time, the authorized, issued and outstanding capital stock of the Resulting Bank shall consist of                      shares of common stock, par value $0.25 per share.

1.13       Surplus and Undivided Profits. The amount of capital stock of the Resulting Bank shall be the amount of capital stock of Bank7 immediately prior to the Bank Merger Effective Time. At the Bank Merger Effective Time, the Resulting Bank shall have a surplus and undivided profits equal to the combined surplus and undivided profits of Bank7 and Cornerstone immediately prior to the Bank Merger Effective Time, plus the surplus account of the Resulting Bank shall be increased by the dollar amount of the capital stock account of Cornerstone, adjusted for all applicable accounting adjustments incident to the Share Acquisition, Dissolution and Bank Merger.

Exhibit F to the Share Acquisition Agreement	F-3

Representations and Warranties of Bank7

1.14       Corporate Organization. Bank7 is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Bank7 is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by Bank7.

1.15       Capitalization. The authorized capital stock of Bank7 consists of 200,000 shares of common stock, par value $0.25 per share, of which                      shares are currently issued and outstanding. All shares of Bank7 common stock have been duly and validly authorized and issued, are fully paid and except as provided by 6 Okla. Stat. § 220, are non- assessable.

1.16     Authorization of Merger Agreement. Bank7 has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Bank7 and by its shareholder, and no other corporate act or proceeding on the part of Bank7 is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

Representations and Warranties of Cornerstone

1.17       Corporate Organization. Cornerstone is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Cornerstone is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by it.

1.18       Capitalization. The authorized capital stock of Cornerstone consists of 75,000 shares of common stock, par value $10.00 per share. All shares of Cornerstone Common Stock have been duly and validly authorized and issued, are fully paid and, except as provided by 6 Okla. Stat. § 220, are non-assessable. There are no outstanding options, warrants or rights to subscribe for or purchase from Cornerstone any of its capital stock or any securities convertible into or exchangeable for any of Cornerstone’s capital stock, and no authorization therefore has been given.

Exhibit F to the Share Acquisition Agreement	F-4

1.19       Authorization of Merger Agreement. Cornerstone has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Cornerstone and by its shareholder, and no other corporate act or proceeding on the part of Cornerstone is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

Generally

1.20       Conditions Precedent. The respective obligations of each party to effect the Merger shall be expressly conditioned upon and subject to obtaining all requisite regulatory approvals and the expiration of any statutory waiting periods with respect to the Bank Merger, and the consummation of the Share Acquisition and WBI Liquidation.

1.21       Termination. At any time prior to the Bank Merger Effective Time, whether before or after approval of the Bank Merger by the shareholder of Bank7 and Cornerstone, this Agreement (i) may be terminated by mutual agreement of Bank7 and Cornerstone and (ii) shall be automatically terminated in the event that the Acquisition Agreement shall be terminated without consummation of the Share Acquisition as provided therein. In the event of the termination of this Agreement, this Agreement shall become void and there shall be no liability on the part of Bank7 or Cornerstone pursuant to this Agreement which does not preempt or override any liability provided in the Acquisition Agreement .

1.22       Waiver and Abandonment; Amendment. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the shareholders of Bank7 or Cornerstone, by the party which is entitled to the benefits thereof; and this Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholders of Bank7 or Cornerstone, by the parties hereto.

1.23       Notices. Any notice or communication required or permitted to be made in accordance with Section 10.07 of the Acquisition Agreement.

1.24       Entire Agreement. This Agreement, the plan for Dissolution, and the Acquisition Agreement, together with the exhibits thereto, set forth the entire understanding of the parties hereto and supersede all prior agreements and understandings, whether oral or written.

1.25       Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns.

1.26       Further Assurances. Each of the parties hereto agrees to execute and deliver such further agreements, assurances, instruments and documents at any time reasonably requested by another party as is necessary or desirable to consummate the transactions contemplated by this Agreement.

Exhibit F to the Share Acquisition Agreement	F-5

1.27      Construction. This Agreement shall be construed and interpreted in accordance with the laws of the United States of America and to the extent applicable, the laws of the State of Oklahoma applicable to contracts made and performed entirely therein except to the extent federal law may be applicable.

1.28       Counterparts. This Agreement may be executed in any number of counterparts, which, taken together, shall constitute one and the same instrument. An email or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

1.29       Section Headings; Capitalized Terms. The section headings contained in this Agreement are for convenience and reference only and shall not in any way effect the meaning or interpretation of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Acquisition Agreement.

IN WITNESS WHEREOF, Bank7 and Cornerstone have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

“BANK7”	Bank7
Oklahoma City, Oklahoma

	By:	/s/ Thomas L. Travis
Thomas L. Travis, President and Chief Executive Officer

“CORNERSTONE”	CORNERSTONE BANK
Watonga, Oklahoma

	By:	/s/ Danny Lawson
Danny Lawson, Chief Executive Officer

Attachments:	Appendix I – List of Directors Appendix II – List of Officers Appendix III – Branch office locations

Exhibit F to the Share Acquisition Agreement	F-6